                                                                     EXHIBIT 2.1






                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                                 AUTOCYTE, INC.
                        TRILOGY ACQUISITION CORPORATION,
                                      AND
                                 NEOPATH, INC.




                            ------------------------

                            DATED AS OF JUNE 4, 1999

                            ------------------------

                               TABLE OF CONTENTS

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SECTION 1 -- THE MERGER.....................................    1
     1.1   The Merger.......................................    1
     1.2   Effective Time...................................    1
     1.3   Effects of the Merger............................    2
     1.4   Certificate of Incorporation and Bylaws..........    2
     1.5   Officers and Directors...........................    2
     1.6   Effect on Capital Stock..........................    2
     1.7   Closing of NeoPath Transfer Books................    3
     1.8   NeoPath Dissenting Shares........................    3
     1.9   Issuance of AutoCyte Certificates................    4
     1.10  Lost, Stolen or Destroyed Certificates...........    4
     1.11  No Further Ownership Rights in NeoPath Common
      Stock.................................................    4
     1.12  Tax and Accounting Consequences..................    5
SECTION 2 -- REPRESENTATIONS AND WARRANTIES OF NEOPATH......    5
     2.1   Organization and Qualification...................    5
     2.2   Capitalization...................................    5
     2.3   Authority to Execute and Perform Agreements......    6
     2.4   Subsidiaries and Other Affiliates................    6
     2.5   Charter and Bylaws; Books and Records............    6
     2.6   SEC Reports......................................    6
     2.7   Financial Statements.............................    6
     2.8   Absence of Undisclosed Liabilities...............    7
     2.9   No Material Adverse Change.......................    7
     2.10  Tax Matters......................................    8
     2.11  Compliance with Laws.............................    9
     2.12  Consents; No Breach..............................    9
     2.13  Actions and Proceedings..........................   10
     2.14  Contracts and Other Agreements...................   10
     2.15  Real Property; Leases............................   11
     2.16  Tangible Property................................   11
     2.17  Intellectual Property............................   11
     2.18  Title to Assets; Liens...........................   12
     2.19  Employee Benefit Plans...........................   12
     2.20  Employee Relations...............................   13
     2.21  Relationships with Affiliates....................   13
     2.22  Insurance........................................   13
     2.23  Brokerage........................................   13
     2.24  Hazardous Materials..............................   13
     2.25  Registration Statement; Proxy Statement..........   14
     2.26  Opinion of Financial Adviser.....................   14
     2.27  Accounting Matters...............................   14
     2.28  Full Disclosure..................................   14
SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF AUTOCYTE.....   14
     3.1   Organization and Qualification...................   15
     3.2   Capitalization...................................   15
     3.3   Authority to Execute and Perform Agreements......   15
     3.4   Subsidiaries and Other Affiliates................   16
     3.5   Charter and By-laws; Books and Records...........   16
     3.6   SEC Reports......................................   16
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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     3.7   Financial Statements.............................   16
     3.8   Absence of Undisclosed Liabilities...............   16
     3.9   No Material Adverse Change.......................   17
     3.10  Tax Matters......................................   17
     3.11  Compliance with Laws.............................   18
     3.12  Consents; No Breach..............................   19
     3.13  Actions and Proceedings..........................   19
     3.14  Contracts and Other Agreements...................   19
     3.15  Real Property; Leases............................   21
     3.16  Tangible Property................................   21
     3.17  Intellectual Property............................   21
     3.18  Title to Assets; Liens...........................   21
     3.19  Employee Benefit Plans...........................   22
     3.20  Employee Relations...............................   22
     3.21  Relationships with Affiliates....................   23
     3.22  Insurance........................................   23
     3.23  Brokerage........................................   23
     3.24  Hazardous Materials..............................   23
     3.25  Registration Statement; Proxy Statement..........   23
     3.26  Opinion of Financial Adviser.....................   24
     3.27  Accounting Matters...............................   24
     3.28  Full Disclosure..................................   24
SECTION 4 -- COVENANTS AND AGREEMENTS.......................   24
     4.1   Conduct of NeoPath Business......................   24
     4.2   Conduct of AutoCyte Business.....................   25
     4.3   Nasdaq Listing...................................   26
     4.4   Corporate Examinations and Investigations........   26
     4.5   Agreement not to Entertain Other Offers..........   27
     4.6   Authorization from Others........................   27
     4.7   Consummation of Agreement........................   27
     4.8   Further Assurances...............................   28
     4.9   Joint Proxy Statement/Prospectus; Registration
      Statement.............................................   28
     4.10  NeoPath Stockholder Meeting......................   28
     4.11  AutoCyte Stockholder Meeting.....................   29
     4.12  Public Announcements and Confidentiality.........   29
     4.13  NeoPath Affiliate Agreements.....................   29
     4.14  AutoCyte Affiliate Agreements....................   29
     4.15  AutoCyte SEC Filings.............................   29
     4.16  NeoPath SEC Filings..............................   30
     4.17  Stock Options; Employee Stock Purchase Plan......   30
     4.18  AutoCyte Form S-8................................   30
     4.19  FIRPTA...........................................   30
     4.20  Notification of Certain Matters..................   31
     4.21  Tax-Free Reorganization..........................   31
     4.22  Indemnification..................................   31
     4.23  Pooling of Interests.............................   31
     4.24  Letters of AutoCyte's and NeoPath's
      Accountants...........................................   31
     4.25  Employee Benefit Plans; Existing Agreement.......   32

                                       II

                               TABLE OF CONTENTS
                                  (CONTINUED)

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SECTION 5 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH
             PARTY TO CONSUMMATE THE MERGER.................   32
     5.1   Stockholder Approvals............................   32
     5.2   Government Approvals.............................   32
     5.3   Absence of Restraints............................   32
     5.4   Nasdaq Listing...................................   32
     5.5   Effectiveness of Registration Statement..........   33
     5.6   Tax Opinions.....................................   33
     5.7   Pooling Letters..................................   33
SECTION 6 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF
             AUTOCYTE TO CONSUMMATE THE MERGER..............   33
     6.1   Representations, Warranties and Covenants........   33
     6.2   NeoPath Affiliate Agreements.....................   33
     6.3   Voting Agreement.................................   33
     6.4   Opinion of Counsel to NeoPath....................   33
     6.5   Merger Documents.................................   33
     6.6   Consents.........................................   33
     6.7   Dissenting Shares................................   33
     6.8   Certificates.....................................   33
SECTION 7 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF
             NEOPATH TO CONSUMMATE THE MERGER...............   34
     7.1   Representations, Warranties and Covenants........   34
     7.2   AutoCyte Affiliate Agreements....................   34
     7.3   Voting Agreement.................................   34
     7.4   Consents.........................................   34
     7.5   Opinion of Counsel to AutoCyte...................   34
     7.6   Certificates.....................................   34
SECTION 8 -- TERMINATION....................................   34
     8.1   Termination......................................   34
     8.2   Notice of Termination; Effect of Termination.....   35
     8.3   Fees and Expenses................................   36
SECTION 9 -- MISCELLANEOUS..................................   38
     9.1   Notices..........................................   38
     9.2   Amendment........................................   38
     9.3   Waiver...........................................   38
     9.4   Entire Agreement.................................   39
     9.5   Governing Law....................................   39
     9.6   Binding Effect; No Assignment....................   39
     9.7   Variations in Pronouns...........................   39
     9.8   Counterparts.....................................   39
     9.9   Exhibits and Disclosure Schedules................   39

                                       III

                        INDEX OF SCHEDULES AND EXHIBITS

Schedule 1     Officers of AutoCyte Immediately after the Effective Time.
Schedule 2     Board of Directors of AutoCyte Immediately After the Effective
               Time
AutoCyte Disclosure Schedule
AutoCyte Disclosure Schedule
Exhibit A --  Form of NeoPath Voting Agreement
Exhibit B --  Form of AutoCyte Voting Agreement
Exhibit C --  Form of NeoPath Affiliate Agreement
Exhibit D --  Form of AutoCyte Affiliate Agreement
Exhibit E --  Form of Opinion of Perkins Coie LLP
Exhibit F --  Form of Opinion of Palmer & Dodge LLP




                                       IV

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of June 4, 1999 (this "Agreement") is among AutoCyte, Inc. ("AutoCyte"), a Delaware corporation, Trilogy Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of AutoCyte ("Merger Sub") and NeoPath, Inc. ("NeoPath"), a Washington corporation. The parties wish to effect the combination of NeoPath and AutoCyte through a merger of Merger Sub into NeoPath on the terms and conditions hereof. This Agreement is intended to be a "plan of reorganization" within the meaning of sec.368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Washington Business Corporation Act (the "WBCA"), AutoCyte, Merger Sub and NeoPath will enter into a business combination transaction pursuant to which Merger Sub will merge with and into NeoPath (the "Merger").

     B. The Board of Directors of AutoCyte (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of AutoCyte and fair to, and in the best interests of, AutoCyte and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has recommended approval of this Agreement by the stockholders of AutoCyte.

     C. The Board of Directors of NeoPath (i) has determined that the merger is consistent with and in furtherance of the long-term business strategy of NeoPath and fair to, and in the best interest of, NeoPath and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has recommended the approval of this Agreement by the stockholders of NeoPath.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to AutoCyte's willingness to enter into this Agreement, certain affiliates of NeoPath shall each enter into a Voting Agreement in the form attached hereto as Exhibit A (the "NeoPath Voting Agreements").

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to NeoPath's willingness to enter into this Agreement, certain affiliates of AutoCyte shall each enter into a Voting Agreement in the form attached hereto as Exhibit B (the "AutoCyte Voting Agreements").

     F. AutoCyte, Merger Sub and NeoPath desire to make certain representations and warranties and other agreements in connection with the Merger.

     G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning on Section 368 of the Code.

     Accordingly, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                            SECTION 1 -- THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL and the WBCA, Merger Sub shall be merged with and into NeoPath. The Merger shall occur at the Effective Time (as defined herein). Following the Merger, NeoPath shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

     1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause merger documents to be filed in accordance with Section 23B.11.070 of the WBCA and a Certificate of Merger to be filed in accordance with Section 252 of the DGCL (the Washington merger documents and the Certificate of Merger are referred to collectively herein as the "Merger Documents") and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Merger Documents are filed, as appropriate, with the Secretary of State of the

State of Washington in accordance with the WBCA and with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in such documents (the "Effective Time"). Immediately prior to the filing of the Merger Documents, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. Subject to satisfaction or waiver of each of the conditions specified in Sections 5, 6 and 7 hereof, the Closing shall take place within three business days after the last to occur of:

          (a) the day the Merger is approved by the stockholders of NeoPath pursuant to Section 4.10; or

          (b) the day the issuance of the AutoCyte Common Stock (as defined below) is approved by the stockholders of AutoCyte pursuant to Section 4.11;

or on such other date as the parties may agree, but not later than November 30, 1999. The date on which the Closing occurs is referred to herein as the "Closing Date".

     1.3  Effects of the Merger.  The Merger shall have the effects set forth in
Section 23B.11.060 of the WBCA and Sections 259, 260 and 261 of the DGCL.

     1.4 Certificate of Incorporation and Bylaws. The Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws") of NeoPath, in each case as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time, until duly amended in accordance with applicable law and such Articles of Incorporation.

     1.5  Officers and Directors.

     (a) Officers. Immediately prior to the Effective Time, the persons listed on Schedule 1 attached hereto shall be the officers of AutoCyte and such persons shall be the initial officers of the Surviving Corporation, each person to hold the office set forth opposite each such person's name in accordance with the Certificate of Incorporation and Bylaws of AutoCyte and the Articles of Incorporation and Bylaws of the Surviving Corporation, respectively.

     (b) Directors. Prior to the Effective Time, AutoCyte shall (i) increase the number of the members of the Board of Directors of AutoCyte to seven (7) and
(ii) take such action as may be necessary to ensure that the Board of Directors of AutoCyte, immediately after the Effective Time, is comprised of the persons listed on Schedule 2 attached hereto. The initial directors of the Surviving Corporation shall be the persons listed on Schedule 2.

     1.6  Effect on Capital Stock.

     (a) Conversion of NeoPath Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of AutoCyte or NeoPath:

          (i) each share of Common Stock, $.01 par value, of NeoPath (the "NeoPath Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of NeoPath Common Stock to be cancelled pursuant to Section 1.6(a)(iii) and other than Dissenting Shares (as defined in Section 1.8)) will be cancelled and extinguished and automatically be converted (subject to Section 1.6(b) and (c)) into the right to receive 0.7903 (the "Exchange Ratio") shares of Common Stock, $.01 par value, of AutoCyte (the "AutoCyte Common Stock") upon surrender of the certificate representing such share of NeoPath Common Stock in the manner provided in Section 1.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10);

          (ii) subject to and in accordance with Section 4.17, all options and warrants to purchase NeoPath Stock outstanding immediately prior to the Effective Time, shall be exchanged for options of AutoCyte exercisable for that number of shares of AutoCyte Common Stock which such option or warrant holder would have been entitled to receive if the underlying NeoPath Common Stock had converted in the Merger, at an exercise price per share equal to the aggregate exercise price of the NeoPath option or warrant exchanged divided by the number of shares of AutoCyte Common Stock subject to the new option or warrant, and otherwise having the same terms and conditions as the NeoPath option or warrant and otherwise;

          (iii) all shares of NeoPath Common Stock held at the Effective Time by NeoPath as treasury stock, by AutoCyte or by a subsidiary of either NeoPath or AutoCyte shall be canceled and no payment shall be made with respect thereto; and

          (iv) all Dissenting Shares shall be dealt with in accordance with
     Section 1.8;

     (b) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into AutoCyte Common Stock or NeoPath Common Stock), recapitalization or other like change without receipt of consideration with respect to AutoCyte Common Stock or NeoPath Common Stock occurring on or after the date hereof and prior to the Effective Time. In addition, during the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, AutoCyte shall not, without the prior written consent of NeoPath, declare or pay any dividend or distribution on the AutoCyte Common Stock (other than ordinary cash dividends) unless prior thereto either (i) AutoCyte shall have provided that holders of NeoPath Common Stock, upon the Effective Time, shall receive such dividend or distribution to the same extent they would have if their shares of NeoPath Common Stock had been converted to AutoCyte Common Stock immediately prior to the record date of any such dividend or distribution or (ii) AutoCyte and NeoPath shall mutually have agreed upon an adjustment of the Exchange Ratio to fully reflect the effect of any such dividend or distribution.

     (c) Fractional Shares. No fraction of a share of AutoCyte Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of NeoPath Common Stock who would otherwise be entitled to a fraction of a share of AutoCyte Common Stock (after aggregating all fractional shares of AutoCyte Common Stock to be received by such holder) shall receive from AutoCyte an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction, multiplied by (ii) the average closing price of a share of AutoCyte Common Stock for the ten most recent days that AutoCyte Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

     1.7 Closing of NeoPath Transfer Books. At the Effective Time, the stock transfer books of NeoPath shall be closed and no transfer of NeoPath Common Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of NeoPath Common Stock are presented to the Exchange Agent (as defined in Section 1.9), they shall be canceled and exchanged for certificates representing AutoCyte Common Stock as provided in this Section 1.

     1.8 NeoPath Dissenting Shares. Shares of NeoPath Common Stock held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with Section 23B.13.020 of the WBCA are referred to herein as "Dissenting Shares". Shares of NeoPath Common Stock that constitute Dissenting Shares shall not be converted into shares of AutoCyte Common Stock and shares of AutoCyte Common Stock shall not be issued pursuant to Section 1.6(a) in exchange therefor. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of NeoPath or the Surviving Corporation, except those provided under the WBCA. NeoPath shall give AutoCyte (i) prompt notice of any written notices and demands under Section 23B.13.210 of the WBCA with respect to any shares of capital stock of NeoPath, any withdrawal of any such demands and any other instruments served pursuant to the WBCA and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 23B.13.020 of the WBCA with respect to any shares of capital stock of NeoPath. NeoPath shall cooperate with AutoCyte concerning, and shall not, except with the prior written consent of AutoCyte, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

     1.9  Issuance of AutoCyte Certificates.

     (a) Exchange Agent. Prior to the Effective Time, AutoCyte shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent") and shall deposit with or for the account of the Exchange Agent certificates representing the number of shares of AutoCyte Common Stock issuable pursuant to
Section 1.6 and cash in lieu of fractional shares of AutoCyte Common Stock.

     (b) Exchange Procedures.  As soon as practicable after the Effective Time,
(i) NeoPath shall deliver to AutoCyte a list of all record holders of NeoPath Common Stock immediately prior to the Effective Time (the "Record Holders"), setting forth each stockholder's name, address and number of shares of NeoPath Common Stock held prior to the Effective Time and such other information as may be reasonably requested by the Exchange Agent, certified by the Chief Executive Officer of NeoPath (the "Stockholder List") and (ii) the Exchange Agent shall be instructed to mail to each Record Holder a form of letter of transmittal which shall specify instructions for use in effecting the surrender of NeoPath Common Stock certificates in exchange for AutoCyte Common Stock certificates and cash in lieu of fractional shares. Upon the Exchange Agent's receipt of the letter of transmittal and any certificate held by a stockholder, each stockholder shall be entitled to receive a certificate representing that number of whole shares of AutoCyte Common Stock into which the shares of NeoPath Common Stock as set forth on the Stockholder List shall have been converted pursuant to the provisions of this Agreement. The shares of NeoPath Common Stock outstanding immediately prior to the Effective Time (and any certificates representing such shares) shall be deemed canceled as of the Effective Time. AutoCyte Common Stock into which NeoPath Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. If any AutoCyte Common Stock certificates are to be issued in a name other than that in which the NeoPath Common Stock was registered immediately prior to the Effective Time, it shall be a condition of such issuance that the person requesting such issuance shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of AutoCyte Common Stock in a name other than that of the registered holder of the certificate or surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Neither AutoCyte nor NeoPath shall be liable to any stockholder for shares of stock or any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws.

     (c) Distributions of NeoPath Common Stock. No dividends or other distributions declared or made after the date of this Agreement with respect to AutoCyte Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate of NeoPath Common Stock with respect to the shares of AutoCyte Common Stock represented thereby until the holder of record of such certificate shall surrender such certificate. Subject to applicable law, following surrender of any such certificate, there shall be paid to the record holder thereof certificates representing whole shares of AutoCyte Common Stock issued in exchange therefor, without interest, along with the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of AutoCyte Common Stock and cash in lieu of any fractional shares in accordance with Section 1.6(c).

     1.10 Lost, Stolen or Destroyed Certificates. In the event any NeoPath Common Stock certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of AutoCyte Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(c) and any dividends or distributions payable pursuant to Section 1.9(c); provided, however, that AutoCyte may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against AutoCyte or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     1.11 No Further Ownership Rights in NeoPath Common Stock. All shares of AutoCyte Common Stock issued upon the surrender for exchange of shares of NeoPath Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.6(c) and 1.9) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of NeoPath Common Stock, and there shall be no further registration of transfers on the records of AutoCyte of shares of NeoPath Common Stock that were outstanding immediately prior to the Effective Time.

     1.12 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Code. It is also intended by the parties hereto that the Merger shall be treated as a "pooling of interests" for accounting purposes.

             SECTION 2 -- REPRESENTATIONS AND WARRANTIES OF NEOPATH

     Except as set forth on the disclosure schedule (the "NeoPath Disclosure Schedule") delivered to AutoCyte on the date hereof (regardless of whether the NeoPath Disclosure Schedule is referenced in any particular subsection of this
Section 2), the subsection numbers of which are numbered to correspond to the subsection numbers of this Agreement to which they refer, NeoPath represents and warrants to AutoCyte as set forth below:

     2.1 Organization and Qualification. NeoPath is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. NeoPath is qualified or is otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which the failure to so qualify would have a NeoPath Material Adverse Effect, all of which jurisdictions are identified in Section 2.1 of the NeoPath Disclosure Schedule. A "Material Adverse Effect" on NeoPath or AutoCyte, as the case may be, means (unless otherwise specified) any condition or event that (i) materially adversely affects the assets, business, financial condition, operations or prospects of such party, other than any condition or event (A) relating to the economy in general, (B) relating to the industries in which such party operates in general, (C) arising out of or resulting from actions contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby (including loss of personnel, customers or suppliers or the delay or cancellation of orders for products) or (D) litigation brought or threatened against such party or any member of their respective Boards of Directors in respect of this Agreement, (ii) materially impairs the ability of such party to perform its obligations under this Agreement or (iii) prevents or materially delays the consummation of the transactions contemplated under this Agreement.

     2.2  Capitalization.

     (a) Outstanding Capital Stock. NeoPath's authorized capital stock consists of 40,000,000 shares of Common Stock, $.01 par value per share, of which 17,414,230 shares are issued and outstanding as of June 4, 1999, and 10,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding. Except as disclosed in NeoPath's proxy statement for its annual meeting of stockholders held on May 20, 1999, NeoPath is not aware of any record or beneficial holder of more than five percent (5%) of the outstanding shares of NeoPath Common Stock. The outstanding shares of NeoPath Common Stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all charter documents of NeoPath and all applicable federal and state laws. Except as set forth in this Section 2.2(a), no other capital stock of NeoPath is authorized or outstanding.

     (b) Options or Other Rights. Section 2.2(b) of the NeoPath Disclosure Schedule lists each outstanding option to acquire shares of NeoPath Common Stock under the NeoPath, Inc. 1989 Stock Option Plan (Amended and Restated on February 26, 1998), the NeoPath, Inc. Stock Option Plan for Nonemployee Directors (Amended and Restated on February 27, 1997 or the NeoPath, Inc. 1999 Stock Incentive Compensation Plan (together, the "NeoPath Stock Option Plans") as of the date hereof, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any. Except as set forth in the NeoPath Disclosure Schedule,

(i) no subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of NeoPath issued by NeoPath is authorized or outstanding, (ii) there is no commitment or offer by NeoPath to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of NeoPath, (iii) NeoPath has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of NeoPath's capital stock other than those arising from securities laws, and (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of NeoPath's capital stock to which NeoPath is a party.

     2.3 Authority to Execute and Perform Agreements. NeoPath has the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument contemplated by this Agreement to which it is a party and, subject to the requirement to obtain stockholder approval under the WBCA, to consummate the transactions contemplated hereby and thereby and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NeoPath, subject, in the case of the Merger, to the requirement to obtain stockholder approval under the WBCA. This Agreement and each agreement, document and instrument executed and delivered by NeoPath pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of NeoPath, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     2.4 Subsidiaries and Other Affiliates. NeoPath does not have any subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other interest in, any other person or entity

     2.5 Charter and Bylaws; Books and Records. NeoPath has heretofore delivered or made available to AutoCyte true and complete copies of the Articles of Incorporation (certified by the Secretary of State or comparable authority of its jurisdiction of incorporation) and Bylaws as in effect on the date hereof, and corporate minute books. NeoPath is not in default in the performance, observation or fulfillment of either its charter or Bylaws. The minute books of NeoPath contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors and of the stockholders prior to the date hereof, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

     2.6 SEC Reports. NeoPath has previously delivered to AutoCyte its (i) Annual Report on Form 10-K for the years ended December 31, 1998 (the "NeoPath 10-K") and 1997, as filed with the Securities and Exchange Commission (the "SEC"), (ii) the proxy statement relating to NeoPath's annual meeting of stockholders held on May 20, 1999 and (iii) all other reports filed by NeoPath with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 1998 (the "NeoPath SEC Documents"). As of their respective dates, the NeoPath SEC Documents complied as to form in all material respects with applicable SEC requirements and, except to the extent that information contained in any NeoPath SEC Document has been revised and superseded by a later filed NeoPath SEC Document, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. NeoPath has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since January 1, 1998.

     2.7 Financial Statements. The financial statements contained in the NeoPath 10-K and in NeoPath's quarterly report on Form 10-Q for the quarter ended March 31, 1999 (the "NeoPath 10-Q") have been prepared from, and are in accordance with, the books and records of NeoPath and fairly present the financial condition, results of operations and cash flows of NeoPath as of the dates and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the

NeoPath 10-Q) to normal period-end and audit adjustments and footnote disclosures, which in the aggregate are not material.

     2.8 Absence of Undisclosed Liabilities. Except as set forth in the NeoPath Disclosure Schedule, at December 31, 1998, NeoPath had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1998 (or the notes thereto) included in the NeoPath 10-K (the "NeoPath Balance Sheet") that were not adequately reflected or reserved against on such balance sheet. Except as set forth in the NeoPath Disclosure Schedule, NeoPath has no such liabilities, except as and to the extent (i) adequately reflected and reserved against in the NeoPath Balance Sheet, (ii) adequately reflected and reserved against in the NeoPath unaudited balance sheet dated March 31, 1999 included in the NeoPath 10-Q (the "NeoPath Interim Balance Sheet"), or (iii) incurred since March 31, 1999 in the ordinary course of business.

     2.9 No Material Adverse Change. Except as set forth in the NeoPath Disclosure Schedule, since March 31, 1999, there has not been:

          (a) any event or occurrence that could reasonably be expected to have a NeoPath Material Adverse Effect;

          (b) any material change in the method of operating the business of NeoPath, in the manner of keeping the books, accounts or records of, or in any accounting method or practice of NeoPath;

          (c) any sale, lease, mortgage, pledge, encumber, abandonment or disposition of, or agreement to sell, lease, mortgage, pledge, encumber, abandon or dispose of, any material assets or properties of NeoPath, other than in the usual and ordinary course of business;

          (d) any material transaction, commitment, contract or agreement entered into by NeoPath, or any relinquishment or abandonment by NeoPath of any material contract or right, or any modification, waiver, amendment, release, recision, or termination of any material term, condition or provision of any contract to which NeoPath is a party and is or should be set forth on the NeoPath Disclosure Schedule in accordance with Section
     2.14 (other than any satisfaction by performance in accordance with the terms thereof), other than in the usual and ordinary course of business;

          (e) any adverse relationships or conditions with employees, suppliers, lenders, customers or governmental agencies that could reasonably be anticipated to have a NeoPath Material Adverse Effect;

          (f) any acquisition by NeoPath (other than property or interests therein acquired in the ordinary course of its business) of all or any part of the assets, properties, capital stock or business of any other person or entity;

          (g) any redemption or other acquisition by NeoPath of any of its capital stock or any declaration, setting aside or payment of any dividend or distribution of any kind with respect to shares of its capital stock;

          (h) any loan or advance by NeoPath to any stockholder, officer, director or consultant, or any other loan or advance other than in the ordinary course of business;

          (i) any cancellation, nonrenewal, material reduction in limits or coverage or material premium increase for all insurance policies maintained by NeoPath;

          (j) except as set forth in the NeoPath Disclosure Schedule, any new employment or consulting agreement, any increase in compensation, bonus or other benefits payable or to become payable by NeoPath to any director, officer or employee, other than regularly scheduled increases consistent with past practice in the ordinary course of business, or any new grant of severance or termination rights, or increase in rights or benefits payable under existing severance or termination policies or agreements, to any director, officer or employee of NeoPath; or

          (k) commitment, understanding or agreement of NeoPath or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (i) (other than this Agreement).

     2.10  Tax Matters.

     (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits.  Except as set forth in the NeoPath Disclosure
Schedule:

          (i) NeoPath has prepared and filed (or received an appropriate extension of time to file) all federal, state, local and foreign returns, forms, estimates, information statements, reports and other documents ("Returns") required to be filed relating to any and all Taxes concerning or attributable to NeoPath or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

          (ii) NeoPath (A) has paid all Taxes set forth and shown as due on its Returns and (B) has withheld and paid (or will pay at the time required) all Taxes required to be withheld, including with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (iii) NeoPath is not delinquent in any material respect in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against NeoPath, nor has NeoPath executed any waiver of any statute of limitations on, or any consent extending, the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of NeoPath is currently in progress, nor has NeoPath been notified of any request for such an audit or other examination.

          (v) NeoPath did not have, as of March 31, 1999, any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the NeoPath Interim Balance Sheet, and NeoPath has not incurred any such liabilities since such date except in the ordinary course of business and consistent with past practices.

          (vi) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") of a material nature on the assets of NeoPath relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings.

          (vii) NeoPath has not received written or oral notice of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of NeoPath.

          (viii) None of NeoPath's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (ix) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of NeoPath that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Section 162(m) of the Code.

          (x) NeoPath has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by NeoPath.

          (xi) NeoPath is not a party to any tax sharing or allocation agreements, arrangements or practices nor does NeoPath owe any amount under any such agreement, arrangement or practice.

          (xii) NeoPath is not nor has been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (xiii) NeoPath has not agreed to, or is required to, make any adjustments under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

     2.11  Compliance with Laws.

     (a) NeoPath is not in violation in any material respect of any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets. NeoPath has not received notice of, and there has not been any citation, fine or penalty imposed or asserted against any of them for, any such violation or alleged violation that has not been favorably and fully resolved.

     (b) NeoPath holds all licenses, permits, certificates, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, that are material to the conduct of NeoPath's business and the uses of its assets necessary to operate its business as presently conducted, other than those (i) which are ministerial in nature and which NeoPath has no reason to believe would not be issued in due course and (ii) which, the failure of NeoPath to possess, would not result in a NeoPath Material Adverse Effect (the "NeoPath Permits"). The NeoPath Disclosure Schedule contains a true and complete list of all such NeoPath Permits as of the date hereof. Such NeoPath Permits are in full force and effect and the validity and effectiveness of such NeoPath Permits will not be affected by the transactions contemplated hereby. No violations are or have been recorded with any governmental or regulatory body in respect of any NeoPath Permit, no proceeding is pending or, to the best knowledge of NeoPath, threatened to revoke or limit any NeoPath Permit, and NeoPath knows of no grounds for any such revocation or limitation.

     2.12 Consents; No Breach. All consents, permits, authorizations and approvals from any person or entity that are required pursuant to applicable law, or agreement or otherwise in connection with the execution, delivery and performance of this Agreement by NeoPath are set forth in Section 2.12 of the NeoPath Disclosure Schedule, other than those which the failure to obtain would reasonably be expected to have a NeoPath Material Adverse Effect. Subject to any prior approval requirements set forth in Section 2.12 of the NeoPath Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of NeoPath; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which NeoPath is a party or to which NeoPath or any of their assets or properties is bound or subject; (iii) violate any statute, law or regulation of any jurisdiction or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon NeoPath or any of their securities, properties, assets or business; (iv) violate any material Permit; (v) require any filing with, notice to, or approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person or entity; (vi) give rise to any obligation to make any material payment; or (vii) result in the creation of any material lien or encumbrance on the assets or properties of NeoPath, excluding from the foregoing clauses (ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not reasonably be expected to have a NeoPath Material Adverse and the following: (y) the filing of the Merger Documents with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware and (z) the filing with the SEC of (A) the Proxy Statement (as defined in Section 4.9 below) and (B) such reports under Section 13(a), 13(d), 15(d) or

16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby.

     2.13 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving NeoPath or any of its securities, assets, or properties. Except as set forth in the NeoPath Disclosure Schedule, there are no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of NeoPath, threatened against or involving NeoPath or any of its securities, assets or properties, that if determined adverse to NeoPath, would have a NeoPath Material Adverse Effect.

     2.14 Contracts and Other Agreements. Section 2.14 of the NeoPath Disclosure Schedule sets forth a correct and complete list all of the following currently effective contracts:

          (a) written contracts and other agreements with or for the benefit of any current or former officer, director, stockholder or employee of NeoPath involving more than $25,000 (provided, in the case of a loan by NeoPath to any such person, the NeoPath Disclosure Schedule shall list all such loan arrangements, whether or not in writing, involving at least $1,000), and contracts and other agreements for the payment of fees or other consideration to any entity in which NeoPath has an interest;

          (b) contracts and other agreements with any labor union or association representing any employee of NeoPath or otherwise providing for any form of collective bargaining;

          (c) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate NeoPath to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

          (d) contracts and other agreements for the sale of any of the assets or properties of NeoPath other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

          (e) partnership or joint venture agreements;

          (f) contracts with agents or foreign representatives regarding the sales or marketing of the services or products of NeoPath;

          (g) contracts or other agreements under which NeoPath agrees to act as surety or guarantor for or to indemnify any party (other than required indemnification provisions in customer contracts) or to share the tax liability of any party;

          (h) contracts, options, outstanding purchase orders and other agreements for the purchase of any material asset, tangible or intangible;

          (i) contracts and other agreements with customers, suppliers or other parties for the sharing of fees, the rebating of charges or other similar arrangements other than such contracts entered into in the normal course of business;

          (j) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of NeoPath as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws) and contracts obligating NeoPath to issue or repurchase any securities;

          (k) contracts and other agreements containing covenants of NeoPath not to compete in any line of business or with any person or entity or covenants of any other person or entity not to compete with NeoPath in any line of business;

          (l) contracts and other agreements relating to the acquisition by NeoPath of any operating business or the capital stock of any other person or entity;

          (m) contracts and other agreements requiring the payment to any party of a brokerage or sales commission or a finder's or referral fee;

          (n) contracts, indentures, mortgages, promissory notes, debentures loan agreements, guaranties, security agreements, pledge agreements, and other agreements and instruments relating to the borrowing or lending of money or securing any such liability in an amount greater than $50,000;

          (o) any agreement or series of related agreements requiring aggregate payments by or to NeoPath of more than $50,000;

          (p) contracts under which NeoPath will acquire or has acquired ownership of, or license to, intangible property, including software other than commercially available end-user licenses; and

          (q) any other contract or other agreement whether or not made in the ordinary course of business, the absence of which would have a NeoPath Material Adverse Effect.

     There have been delivered or made available to AutoCyte true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth in Section 2.14 of the NeoPath Disclosure Schedule. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon NeoPath (as the case may be), and to the best knowledge of NeoPath, binding upon the other parties thereto in accordance with their terms. Other than defaults which would not, either singly or in the aggregate, have a NeoPath Material Adverse Effect, NeoPath is not in default under any of such scheduled contracts, nor, to the best knowledge of NeoPath, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that constitutes or with notice or lapse of time or both would constitute a default thereunder.

     2.15 Real Property; Leases. NeoPath does not own any real property or any buildings or other structures or has any options or any contractual obligations to purchase or acquire any interest in real property. Section 2.15 of the NeoPath Disclosure Schedule sets forth a correct and complete list of all leases of real property to which NeoPath is a party (collectively, the "NeoPath Leases"). True and complete copies of the NeoPath Leases and all amendments, modifications and supplemental agreements thereto have been delivered by NeoPath to AutoCyte. The NeoPath Leases are in full force and effect and, to the best knowledge of NeoPath, are binding and enforceable against each of the parties thereto in accordance with their respective terms. To the best knowledge of NeoPath, no party to any NeoPath Lease has given notice to any other party thereto claiming the existence or occurrence of a breach or default thereunder and there has not occurred any event or circumstances which constitutes, or with the passage of time or the giving of notice or both would constitute, a breach or default thereunder, other than defaults which would not, either singly or in the aggregate, have a NeoPath Material Adverse Effect.

     2.16 Tangible Property. NeoPath has good and marketable title to, free and clear of all encumbrances, or otherwise has the unrestricted right to use, each item of equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of NeoPath ("NeoPath Tangible Property"). All such NeoPath Tangible Property is in good and sufficient operating condition and repair, ordinary wear and tear excepted, and, to the best knowledge of NeoPath, NeoPath has not received notice that any of the NeoPath Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     2.17  Intellectual Property.

     (a) NeoPath owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes that are material in the conduct of its business as now conducted (collectively, the "NeoPath Proprietary Rights"). NeoPath has previously delivered to AutoCyte a list of all such patents and registered copyrights and trademarks, and all applications therefor (the "NeoPath Registered Rights"). All of the NeoPath Registered Rights owned by NeoPath, and to the best knowledge of NeoPath, all NeoPath Registered Rights licensed to NeoPath have been registered in, filed in or issued by the United States Patent and Trademark Office, the

United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in Section 2.17 of the NeoPath Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

     (b) To the best knowledge of NeoPath, (i) the businesses of NeoPath as currently conducted does not infringe upon the proprietary rights of others, nor has NeoPath received any notice or claim from any third party of such infringement by NeoPath, (ii) there is not any material unlicensed infringement by any third party on, or any issued competing claim of right to use or own any of, the NeoPath Proprietary Rights and (iii) none of the activities of the employees of NeoPath on behalf of NeoPath violates any agreements or arrangements that any such employees have with former employers.

     2.18 Title to Assets; Liens. NeoPath owns outright, leases or rents, and has good title to all of its material assets and properties, including, without limitation, all of the assets and properties reflected on the NeoPath Interim Balance Sheet, free and clear of any encumbrance, except for (i) assets and properties disposed of in the ordinary course of business and as disclosed on the NeoPath Disclosure Schedule, (ii) encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iii) liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings or (iv) encumbrances reflected on the NeoPath Interim Balance Sheet.

     2.19 Employee Benefit Plans. Section 2.19 of the NeoPath Disclosure Schedule sets forth a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to which NeoPath is the "Plan Sponsor" within the meaning of Section 3(16)(B) of ERISA, or in which NeoPath participates (the "NeoPath Plans"). Each NeoPath Plan which is intended to be qualified under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service that remains in effect. Each NeoPath Plan has been maintained, operated, funded and administered in all material respects in accordance with the terms of such NeoPath Plan and the provisions of any and all applicable statutes, orders or governmental rules and regulations, including without limitation ERISA and the Code. To the best knowledge of NeoPath, nothing has occurred or failed to occur with respect to any NeoPath Plan which is intended to comply with Section 401(a) or 501(c)(9) of the Code that would adversely affect the qualified status of such NeoPath Plan or result in any material liability on the part of NeoPath including, without limitation, under Title I of ERISA or Section 4975 of the Code (other than changes in applicable law for which the remedial amendment period has not yet expired). All material reports, returns, notices and documents required to be filed with respect to all NeoPath Plans, including without limitation annual reports on Form 5500, have been timely filed, except for any failures as could not reasonably be expected to result in a material liability (either individually or in the aggregate) to NeoPath. All contributions required by law or the terms of any NeoPath Plan have been made. All claims for welfare benefits incurred by employees of NeoPath on or before the Closing are or will be fully covered by third-party insurance policies or programs. Neither NeoPath nor any of its ERISA Affiliates maintains or contributes to, or has ever maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 4001(a)(3) of ERISA, any employee benefit plan that is subject to Section 412 of the Code or
Section 302 of ERISA or any employee benefit plan that is subject to Title IV of ERISA. Neither NeoPath nor any NeoPath Plan provides or has any obligation to provide (or contribute toward the cost of) health benefits with respect to any current or former, officer, employee, agent, director or independent contractor of NeoPath or any other entity beyond such individual's retirement or other termination of service, other than as required by applicable law, including without limitation, Section 4980B(f) of the Code and Sections 601 through 608 of ERISA. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of NeoPath, threatened with respect to (or against the assets of) any NeoPath Plan, nor, to the best knowledge of NeoPath, is there a reasonable basis for any such action, suit or claim. No NeoPath Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the Department of Labor (the "DOL") or any other governmental entity or agency, and, to the best knowledge of NeoPath, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency. Complete copies of the following documents with respect to each NeoPath Plan (as applicable) have been delivered to AutoCyte: (i) each relevant NeoPath Plan document, as currently in effect, and subsequent amendment thereto; (ii) each trust agreement, group annuity contract, insurance policy or contract, as currently in effect; (iii) each Form 5500 series annual report with each required schedule and attachment for each of the three (3) most recent plan years; (iv) the most recent IRS determination letter; and (v) the most recent summary plan description and each summary of material modification thereto. An "ERISA Affiliate" of NeoPath means any corporation, trade, business or other entity (whether or not incorporated) that together with NeoPath would have been deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code at any time within the five-year period ending on the Closing Date.

     2.20 Employee Relations. NeoPath has approximately 150 full-time equivalent employees and generally enjoys good employer-employee relations. NeoPath's employees are not represented by any labor union. NeoPath is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. Neither NeoPath, AutoCyte nor the Surviving Corporation will by reason of the Merger or anything done prior to the Closing be liable to any NeoPath employee for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with NeoPath's normal policies) in the event any such employees are terminated. Each employee of NeoPath has executed NeoPath's standard form of Confidential Information, Inventions and Noncompetition Agreement. Correct and complete information as to all current directors, officers, employees or consultants of NeoPath including, in each case, name, current job title and annual rate of compensation has been provided by NeoPath to AutoCyte.

     2.21 Relationships with Affiliates. To the best knowledge of NeoPath, no officer or director of NeoPath has directly or indirectly any interest in (i) any property or assets of NeoPath (except as a stockholder of NeoPath), (ii) any competitor or customer of NeoPath, (iii) any supplier or lender to NeoPath or
(iv) any party to any material contract or agreement with NeoPath.

     2.22 Insurance. Section 2.22 of the NeoPath Disclosure Schedule sets forth a correct and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of NeoPath specifying in each case the type and scope of coverage, the amount of coverage, the premium, the insurer, the expiration date and all claims made thereunder within the past three years. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by NeoPath, are in conformity with the requirements of all leases or other agreements to which NeoPath is a party and are valid and enforceable in accordance with their terms. All premiums due under such policies and binders have been paid, and NeoPath is not in default with respect to any provision contained in any such policy or binder nor has NeoPath failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. NeoPath has not received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy or binder. Correct and complete copies of certificates of insurance with respect to all such policies and binders have been provided by NeoPath to AutoCyte.

     2.23 Brokerage. Except as set forth in the NeoPath Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of NeoPath in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by NeoPath.

     2.24 Hazardous Materials. NeoPath has not generated, used or handled any Hazardous Materials (as defined below), nor has NeoPath treated, stored or disposed of any Hazardous Materials at any site owned or leased at any time by NeoPath or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility, except in compliance with all applicable laws. To the best knowledge of NeoPath, no other person has generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by NeoPath at any time or at any site in which NeoPath presently holds a mortgage or similar interest, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. NeoPath does not presently operate or lease, nor has it operated or leased, any site on which underground storage tanks are or were located and which tanks are the responsibility of NeoPath to operate. To the best knowledge of NeoPath, without investigation, no lien has been imposed by any governmental agency in connection with the presence of any Hazardous Materials on any property, facility, machinery, or equipment operated or leased by NeoPath or in which NeoPath holds any mortgage, lien, or similar interest. For purposes of this Section 2.24, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901, or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec. 9601, but excludes ordinary and customary materials in quantities reasonably required to be used by NeoPath in the ordinary course of NeoPath's business.

     2.25 Registration Statement; Proxy Statement. The information supplied or to be supplied by NeoPath specifically for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 4.9 below) to be filed with the SEC by AutoCyte in connection with the issuance of AutoCyte Common Stock in the Merger will not, at the time the Registration Statement becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement (as defined in Section 4.9 below) will not, at the date it is first mailed to the stockholders of NeoPath and at the time of the special meeting of stockholders of NeoPath held pursuant to Section 4.10 hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding this Section 2.25, no representation or warranty is made by NeoPath with respect to statements made or incorporated by reference therein based on information supplied by AutoCyte specifically for inclusion or incorporation by reference in the Proxy Statement.

     2.26 Opinion of Financial Adviser. NeoPath has received the opinion of Credit Suisse First Boston Corporation, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of NeoPath Common Stock (other than AutoCyte and its Subsidiaries), a signed copy of which opinion has been or will promptly be delivered to AutoCyte.

     2.27 Accounting Matters. To the best knowledge of NeoPath, neither NeoPath nor any of its affiliates has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

     2.28 Full Disclosure. No representation, warranty or statement of NeoPath made in this Agreement or in any Exhibit or the NeoPath Disclosure Schedule attached hereto or in any document, statement or certificate furnished to AutoCyte pursuant to this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.

            SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF AUTOCYTE

     Except as set forth on the disclosure schedule (the "AutoCyte Disclosure Schedule") delivered to NeoPath on the date hereof (regardless of whether the AutoCyte Disclosure Schedule is referenced in any particular subsection of this
Section 3), the subsection numbers of which are numbered to correspond to the subsection numbers of this Agreement to which they refer, AutoCyte and Merger Sub represent and warrant to NeoPath as set forth below:

     3.1 Organization and Qualification. Each of AutoCyte and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. AutoCyte is qualified or is otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which the failure to so qualify would have an AutoCyte Material Adverse Effect, all of which jurisdictions are identified in Section
3.1 of the AutoCyte Disclosure Schedule.

     3.2  Capitalization.

     (a) Outstanding Capital Stock. AutoCyte's authorized capital stock consists of 20,650,000 shares of Common Stock, $.01 par value per share, of which 14,282,676 shares are issued and outstanding as of June 3, 1999, and 1,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding. Merger Sub's authorized capital stock consists of 1,000 shares of Common Stock, $.01 par value per share, all of which are issued and outstanding as of June 3, 1999. All of the outstanding shares of Merger Sub are owned by AutoCyte. Except as disclosed in AutoCyte's proxy statement for its annual meeting of stockholders held on May 26, 1999, AutoCyte is not aware of any record or beneficial holder of more than five percent (5%) of the outstanding shares of AutoCyte Stock. The outstanding shares of AutoCyte Stock and Merger Sub capital stock are duly authorized, validly issued, fully paid, and nonassessable and have been issued in compliance with all charter documents of AutoCyte and Merger Sub, respectively, and all applicable federal and state laws. Except as set forth in this Section 4.2(a), no other capital stock of AutoCyte or Merger Sub is authorized or outstanding.

     (b) Options or Other Rights. Section 3.2(b) of the AutoCyte Disclosure Schedule lists each outstanding option to acquire shares of AutoCyte Common Stock under the AutoCyte, Inc. Amended and Restated 1996 Equity Incentive Plan or the AutoCyte, Inc. 1997 Director Stock Option Plan as of the date hereof, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any. Except as set forth in the AutoCyte Disclosure Schedule, (i) no subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of AutoCyte or Merger Sub issued by AutoCyte or Merger Sub is authorized or outstanding, (ii) there is no commitment or offer by AutoCyte or Merger Sub to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of AutoCyte or Merger Sub, (iii) neither AutoCyte nor Merger Sub has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of capital stock of AutoCyte or Merger Sub other than those arising from securities laws, and (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of AutoCyte's or Merger Sub's capital stock to which AutoCyte or Merger Sub is a party.

     3.3 Authority to Execute and Perform Agreements. Each of AutoCyte and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument contemplated by this Agreement to which it is a party and, subject to the requirement to obtain stockholder approval under the DGCL and the Marketplace Rules of the Nasdaq Stock Market, to consummate the transactions contemplated hereby and thereby and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of AutoCyte and Merger Sub, as appropriate, subject, in the case of the Merger, to the requirement to obtain stockholder approval under the DGCL and the Marketplace Rules of the Nasdaq Stock Market. This Agreement and each agreement, document and instrument executed and delivered by AutoCyte and Merger Sub pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of AutoCyte and Merger Sub, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     3.4 Subsidiaries and Other Affiliates. Except as set forth in the AutoCyte Disclosure Schedule, AutoCyte does not have any subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other interest in, any other person or entity other than Merger Sub.

     3.5 Charter and By-laws; Books and Records. Each of AutoCyte and Merger Sub has heretofore delivered or made available to NeoPath true and complete copies of its Certificate of Incorporation (certified by the Secretary of State or comparable authority of its jurisdiction of incorporation) and Bylaws as in effect on the date hereof, and corporate minute books. Neither AutoCyte nor Merger Sub is in default in the performance, observation or fulfillment of either its charter or Bylaws. The minute books of AutoCyte and Merger Sub contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors and of the stockholders of AutoCyte and Merger Sub, respectively, prior to the date hereof, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

     3.6 SEC Reports. AutoCyte has previously delivered to NeoPath its (i) Annual Report on Form 10-K for the year ended December 31, 1998 (the "AutoCyte 10-K") and 1997, as filed with SEC, (ii) the proxy statement relating to AutoCyte's annual meeting of stockholders held on May 26, 1999 and (iii) all other reports filed by AutoCyte with the SEC under the Exchange Act, since January 1, 1998 (the "AutoCyte SEC Documents"). As of their respective dates, the AutoCyte SEC Documents complied as to form in all material respects with applicable SEC requirements and, except to the extent that information contained in the AutoCyte SEC Documents has been revised and superseded by a later filed AutoCyte SEC Document, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. AutoCyte has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since January 1, 1998.

     3.7 Financial Statements. The consolidated financial statements contained in the AutoCyte 10-K and in AutoCyte's quarterly report on Form 10-Q for the quarter ended March 31, 1999 (the "AutoCyte 10-Q") have been prepared from, and are in accordance with, the books and records of AutoCyte and fairly present the consolidated financial condition, results of operations and cash flows of AutoCyte as of the dates and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the AutoCyte 10-Q) to normal period-end and audit adjustments and footnote disclosures, which in the aggregate are not material.

     3.8 Absence of Undisclosed Liabilities. Except as set forth in the AutoCyte Disclosure Schedule, at December 31, 1998, AutoCyte had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1998 (or the notes thereto) included in the AutoCyte 10-K (the "AutoCyte Balance Sheet") that were not adequately reflected or reserved against on such balance sheet. Except as set forth in the AutoCyte Disclosure Schedule, AutoCyte has no such liabilities, except as and to the extent (i) adequately reflected and reserved against in the AutoCyte Balance Sheet, (ii) adequately reflected and reserved against in the AutoCyte unaudited balance sheet dated March 31, 1999 included in the AutoCyte 10-Q (the "AutoCyte Interim Balance Sheet") or (iii) incurred since December 31, 1998 in the ordinary course of business.

     3.9 No Material Adverse Change. Except as set forth in the AutoCyte Disclosure Schedule, since March 31, 1999, except as set forth in the AutoCyte Disclosure Schedule, there has not been:

          (a) any event or occurrence that could reasonably be expected to have an AutoCyte Material Adverse Effect;

          (b) any material change in the method of operating the business of AutoCyte or Merger Sub, in the manner of keeping the books, accounts or records of AutoCyte or Merger Sub, or in any accounting method or practice of AutoCyte or Merger Sub;

          (c) any sale, lease, mortgage, pledge, encumber, abandonment or disposition of, or agreement to sell, lease, mortgage, pledge, encumber, abandon or dispose of, any material assets or properties of AutoCyte or Merger Sub, other than in the usual and ordinary course of business;

          (d) any material transaction, commitment, contract or agreement entered into by AutoCyte or Merger Sub, or any relinquishment or abandonment by AutoCyte or Merger Sub of any material contract or right, or any modification, waiver, amendment, release, recision, or termination of any material term, condition or provision of any contract to which AutoCyte or Merger Sub is a party and is or should be set forth on the AutoCyte Disclosure Schedule in accordance with Section 3.14 (other than any satisfaction by performance in accordance with the terms thereof), other than in the usual and ordinary course of business;

          (e) any adverse relationships or conditions with employees, suppliers, lenders, customers or governmental agencies that could reasonably be anticipated to have an AutoCyte Material Adverse Effect;

          (f) any acquisition by AutoCyte or Merger Sub (other than property or interests therein acquired in the ordinary course of its lending business) of all or any part of the assets, properties, capital stock or business of any other person or entity;

          (g) any redemption or other acquisition by AutoCyte or Merger Sub of any of its capital stock or any declaration, setting aside or payment of any dividend or distribution of any kind with respect to shares of its capital stock;

          (h) any loan or advance by AutoCyte or Merger Sub to any stockholder, officer, director or consultant, or any other loan or advance other than in the ordinary course of business;

          (i) any cancellation, nonrenewal, material reduction in limits or coverage or material premium increase for all insurance policies maintained by AutoCyte;

          (j) except as set forth in the AutoCyte Disclosure Schedule, any new employment or consulting agreement, any increase in compensation, bonus or other benefits payable or to become payable by AutoCyte or Merger Sub to any director, officer or employee, other than regularly scheduled increases consistent with past practice in the ordinary course of business, or any new grant of severance or termination rights, or increase in rights or benefits payable under existing severance or termination policies or agreements, to any director, officer or employee of AutoCyte or Merger Sub; or

          (k) commitment, understanding or agreement by AutoCyte nor Merger Sub or any of its officers or employees to do any of the things described in the preceding classes (a) through (i) (other than this Agreement).

     3.10  Tax Matters.  Except as set forth in the AutoCyte Disclosure
Schedule:

          (a) AutoCyte has prepared and filed (or received an appropriate extension of time to file) all Returns required to be filed relating to any and all Taxes concerning or attributable to AutoCyte or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

          (b) AutoCyte (i) has paid all Taxes shown as due on its Returns and
     (ii) has withheld and paid (or will pay at the time required) all Taxes required to be withheld, including with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (c) AutoCyte is not delinquent in any material respect in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against AutoCyte, nor has AutoCyte executed any waiver of any statute of limitations on, or any consent extending, the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of AutoCyte is currently in progress, nor has AutoCyte been notified of any request for such an audit or other examination.

          (e) AutoCyte did not have, as of March 31, 1999, any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the AutoCyte Interim Balance Sheet, and AutoCyte has not incurred any such liabilities since such date except in the ordinary course of business and consistent with past practices.

          (f) There are (and as of immediately following the Effective Date there will be) no Liens of a material nature on the assets of AutoCyte relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings.

          (g) AutoCyte has not received written or oral notice of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of AutoCyte.

          (h) None of AutoCyte's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (i) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of AutoCyte that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Section 162(m) of the Code.

          (j) AutoCyte has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by AutoCyte.

          (k) AutoCyte is not a party to any tax sharing or allocation agreements, arrangements or practices nor does AutoCyte owe any amount under any such agreement, arrangement or practice.

          (l) AutoCyte is not nor has been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (m) AutoCyte has not agreed to, nor is it required to, make any adjustments under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

     3.11  Compliance with Laws.

     (a) Neither AutoCyte nor Merger Sub is in violation in any material respect of any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets. Neither AutoCyte nor Merger Sub has received notice of, and there has not been any citation, fine or penalty imposed or asserted against any of them for, any such violation or alleged violation that has not been favorably and fully resolved.

     (b) Each of AutoCyte and Merger Sub holds all licenses, permits, certificates, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, that are material to the conduct of AutoCyte's business and the uses of its assets necessary to operate its business as presently conducted, other than those (i) which are ministerial in nature and which AutoCyte has no reason to believe would not be issued in due course and (ii) which, the failure of AutoCyte or Merger Sub to possess, would result in an AutoCyte Material Adverse Effect (the "AutoCyte Permits"). The AutoCyte Disclosure Schedule contains a true and complete list of all such AutoCyte Permits as of the date hereof. Such AutoCyte Permits are in full force and effect and the validity and effectiveness of such AutoCyte Permits will not be affected by the transactions contemplated hereby. No violations are or have been recorded with any governmental or regulatory body in respect of any AutoCyte Permit, no proceeding is pending or, to the best knowledge of AutoCyte, threatened to revoke or limit any AutoCyte Permit, and AutoCyte knows of no grounds for any such revocation or limitation.

     3.12 Consents; No Breach. All consents, permits, authorizations and approvals from any person or entity that are required pursuant to applicable law, or agreement or otherwise in connection with the execution, delivery and performance of this Agreement by AutoCyte and Merger Sub are set forth in
Section 3.12 of the AutoCyte Disclosure Schedule, other than those which the failure to obtain would reasonably be expected to have an AutoCyte Material Adverse Effect. Subject to any prior approval requirements set forth in Section
3.12 of the AutoCyte Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or Bylaws of AutoCyte or Merger Sub; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which AutoCyte or Merger Sub is a party or to which either of AutoCyte or Merger Sub or any of its assets or properties is bound or subject;
(iii) violate any statute, law or regulation of any jurisdiction or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon AutoCyte or Merger Sub or its securities, properties, assets or business; (iv) violate any material AutoCyte Permit; (v) require any filing with, notice to, or approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person or entity; (vi) give rise to any obligation to make any material payment; or (vii) result in the creation of any material lien or encumbrance on the assets or properties of AutoCyte or Merger Sub, excluding from the foregoing clauses (ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not reasonably to expected to have an AutoCyte Material Adverse Effect and the following: (w) the filing of the Merger Documents with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware, (x) filings with various state blue sky authorities, (y) the filing with Nasdaq of an application for listing of the shares of AutoCyte Common Stock to be issued in the Merger and (z) the filing with the SEC of (A) the Proxy Statement (as defined in Section 4.9 below), (B) the Registration Statement (as defined in Section 4.9 below) and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transaction contemplated hereby and thereby.

     3.13 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving AutoCyte or Merger Sub or any of its securities, assets, or properties. There are no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of AutoCyte, threatened against or involving AutoCyte or Merger Sub or any of its securities, assets or properties that if determined adverse to AutoCyte or Merger Sub would have an AutoCyte Material Adverse Effect.

     3.14 Contracts and Other Agreements. Section 3.14 of the AutoCyte Disclosure Schedule sets forth a correct and complete list all of the following currently effective contracts:

          (a) written contracts and other agreements with or for the benefit of any current or former officer, director, stockholder or employee of AutoCyte involving more than $25,000 (provided, in the case of a loan by AutoCyte to any such person, the AutoCyte Disclosure Schedule shall list all such loan arrangements, whether or not in writing, involving at least $1,000), and contracts and other agreements for the payment of fees or other consideration to any entity in which AutoCyte has an interest;

          (b) contracts and other agreements with any labor union or association representing any employee of AutoCyte or otherwise providing for any form of collective bargaining;

          (c) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate AutoCyte to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

          (d) contracts and other agreements for the sale of any of the assets or properties of AutoCyte other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

          (e) partnership or joint venture agreements;

          (f) contracts with agents or foreign representatives regarding the sales or marketing of AutoCyte's services or products;

          (g) contracts or other agreements under which AutoCyte agrees to act as surety or guarantor for or to indemnify any party (other than required indemnification provisions in customer contracts) or to share the tax liability of any party;

          (h) contracts, options, outstanding purchase orders and other agreements for the purchase of any material asset, tangible or intangible;

          (i) contracts and other agreements with customers, suppliers or other parties for the sharing of fees, the rebating of charges or other similar arrangements other than such contracts entered into in the normal course of business;

          (j) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of AutoCyte as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws) and contracts obligating AutoCyte to issue or repurchase any AutoCyte securities;

          (k) contracts and other agreements containing covenants of AutoCyte not to compete in any line of business or with any person or entity or covenants of any other person or entity not to compete with AutoCyte in any line of business;

          (l) contracts and other agreements relating to the acquisition by AutoCyte of any operating business or the capital stock of any other person or entity;

          (m) contracts and other agreements requiring the payment to any party of a brokerage or sales commission or a finder's or referral fee;

          (n) contracts, indentures, mortgages, promissory notes, debentures loan agreements, guaranties, security agreements, pledge agreements, and other agreements and instruments relating to the borrowing or lending of money or securing any such liability in an amount greater than $50,000;

          (o) any agreement or series of related agreements requiring aggregate payments by or to AutoCyte of more than $50,000;

          (p) contracts under which AutoCyte will acquire or has acquired ownership of, or license to, intangible property, including software other than commercially available end-user licenses; and

          (q) any other material contract or other agreement whether or not made in the ordinary course of business, the absence of which would have an AutoCyte Material Adverse Effect.

     Merger Sub is not a party to any contract or agreement other than the agreement contemplated hereby. There have been delivered or made available to NeoPath true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth in
Section 3.14 of the AutoCyte Disclosure Schedule. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon AutoCyte, and to the best knowledge of AutoCyte, binding upon the other parties thereto in accordance with their terms. Other than defaults which would not, either singly or in the aggregate, have an AutoCyte Material Adverse Effect, AutoCyte is not in default under any of such scheduled contracts, nor, to the best knowledge of AutoCyte, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that constitutes or with notice or lapse of time or both would constitute a default thereunder.

     3.15 Real Property; Leases. Neither AutoCyte nor Merger Sub owns any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property. Section 3.15 of the AutoCyte Disclosure Schedule sets forth a correct and complete list of all leases of real property to which AutoCyte or Merger Sub is a party (collectively, the "AutoCyte Leases"). True and complete copies of the AutoCyte Leases and all amendments, modifications and supplemental agreements thereto have been delivered by AutoCyte to NeoPath. The AutoCyte Leases are in full force and effect and, to the best knowledge of AutoCyte, are binding and enforceable against each of the parties thereto in accordance with their respective terms. To the best knowledge of AutoCyte, no party to any AutoCyte Lease has given notice to any other party thereto claiming the existence or occurrence of a breach or default thereunder and there has not occurred any event or circumstances which constitutes, or with the passage of time or the giving of notice or both would constitute, a breach or default thereunder, other than defaults which would not, either singly or in the aggregate, have an AutoCyte Material Adverse Effect.

     3.16 Tangible Property. Each of AutoCyte and Merger Sub has good and marketable title to, free and clear of all encumbrances, or otherwise has the unrestricted right to use, each item of equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of AutoCyte ("AutoCyte Tangible Property"). All such AutoCyte Tangible Property is in good and sufficient operating condition and repair, ordinary wear and tear excepted, and, to the best knowledge of AutoCyte, AutoCyte has not received notice that any of the AutoCyte Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     3.17  Intellectual Property.

     (a) AutoCyte owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes that are material in the conduct of its business as now conducted (collectively, the "AutoCyte Proprietary Rights"). AutoCyte has previously delivered to NeoPath a list of all such patents and registered copyrights and trademarks, and all applications therefor (the "AutoCyte Registered Rights"). All of the AutoCyte Registered Rights owned by AutoCyte, and to the best knowledge of AutoCyte, all AutoCyte Registered Rights licensed to AutoCyte, have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in Section 3.17 of the AutoCyte Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

     (b) To the best knowledge of AutoCyte, (i) the business of AutoCyte as currently conducted does not infringe upon the proprietary rights of others, nor has AutoCyte received any notice or claim from any third party of such infringement by AutoCyte, (ii) there is not any material unlicensed infringement by any third party on, or any issued competing claim of right to use or own any of, the AutoCyte Proprietary Rights of AutoCyte and (iii) none of the activities of the employees of AutoCyte on behalf of AutoCyte violates any agreements or arrangements that any such employees have with former employers.

     3.18 Title to Assets; Liens. AutoCyte owns outright, leases or rents, and has good title to all of its material assets and properties, including, without limitation, all of the assets and properties reflected on the AutoCyte Interim Balance Sheet, free and clear of any encumbrance, except for (i) assets and properties disposed of in the ordinary course of business and as disclosed in the AutoCyte Disclosure Schedule, (ii) encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iii) liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings or (iv) encumbrances reflected on the AutoCyte Interim Balance Sheet.

     3.19 Employee Benefit Plans. Section 4.19 of the AutoCyte Disclosure Schedule sets forth a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to which AutoCyte is the "Plan Sponsor" within the meaning of Section 3(16)(B) of ERISA, or in which AutoCyte participates (the "AutoCyte Plans"). Each AutoCyte Plan which is intended to be qualified under
Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service that remains in effect. Each AutoCyte Plan has been maintained, operated, funded and administered in all material respects in accordance with the terms of such AutoCyte Plan and the provisions of any and all applicable statutes, orders or governmental rules and regulations, including without limitation ERISA and the Code. To the best knowledge of AutoCyte, nothing has occurred or failed to occur with respect to any AutoCyte Plan which is intended to comply with Section 401(a) or 501(c)(9) of the Code that would adversely affect the qualified status of such AutoCyte Plan or result in any material liability on the part of AutoCyte including, without limitation, under Title I of ERISA or Section 4975 of the Code (other than changes in applicable law for which the remedial amendment period has not yet expired). All material reports, returns, notices and documents required to be filed with respect to all AutoCyte Plans, including without limitation annual reports on Form 5500, have been timely filed, except for any failures as could not reasonably be expected to result in a material liability (either individually or in the aggregate) to AutoCyte. All contributions required by law or the terms of any AutoCyte Plan have been made. All claims for welfare benefits incurred by employees of AutoCyte on or before the Closing are or will be fully covered by third-party insurance policies or programs. Neither AutoCyte nor any of its ERISA Affiliates maintains or contributes to, or has ever maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 4001(a)(3) of ERISA, any employee benefit plan that is subject to Section 412 of the Code or Section 302 of ERISA or any employee benefit plan that is subject to Title IV of ERISA. Neither AutoCyte nor any AutoCyte Plan provides or has any obligation to provide (or contribute toward the cost of) health benefits with respect to any current or former, officer, employee, agent, director or independent contractor of AutoCyte or any other entity beyond such individual's retirement or other termination of service, other than as required by applicable law, including without limitation, Section 4980B(f) of the Code and Sections 601 through 608 of ERISA. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of AutoCyte, threatened with respect to (or against the assets of) any AutoCyte Plan, nor, to the best knowledge of AutoCyte, is there a reasonable basis for any such action, suit or claim. No AutoCyte Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other governmental entity or agency, and, to the best knowledge of AutoCyte, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency. Complete copies of the following documents with respect to each AutoCyte Plan (as applicable) have been delivered to NeoPath: (i) each relevant AutoCyte Plan document, as currently in effect, and subsequent amendment thereto; (ii) each trust agreement, group annuity contract, insurance policy or contract, as currently in effect; (iii) each Form 5500 series annual report with each required schedule and attachment for each of the three (3) most recent plan years; (iv) the most recent IRS determination letter; and (v) the most recent summary plan description and each summary of material modification thereto. An "ERISA Affiliate" of AutoCyte means any corporation, trade, business or other entity (whether or not incorporated) that together with AutoCyte would have been deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code at any time within the five-year period ending on the Closing Date.

     3.20 Employee Relations. AutoCyte has approximately 83 full-time equivalent employees and generally enjoys good employer-employee relations. None of AutoCyte's employees are represented by any labor union. AutoCyte is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. AutoCyte will not by reason of the Merger or anything done prior to the Closing be liable to any AutoCyte employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with AutoCyte's normal policies) in the event any such employees are terminated. Each employee of AutoCyte has executed

AutoCyte's standard form of Confidentiality and Assignment of Inventions Agreement. Correct and complete information as to all current directors, officers, employees or consultants of AutoCyte including, in each case, name, current job title and annual rate of compensation has been provided by AutoCyte to NeoPath.

     3.21 Relationships with Affiliates. Except as set forth in Section 3.21 of the AutoCyte Disclosure Schedule, to the best knowledge of AutoCyte, no officer or director of AutoCyte has directly or indirectly any interest in (i) any property or assets of AutoCyte (except as a stockholder of AutoCyte), (ii) any competitor or customer of AutoCyte, (iii) any supplier or lender to AutoCyte or (iv) any party to any material contract or agreement with AutoCyte.

     3.22 Insurance. Section 3.22 of the AutoCyte Disclosure Schedule sets forth a correct and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of AutoCyte specifying in each case the type and scope of coverage, the amount of coverage, the premium, the insurer, the expiration date and all claims made thereunder within the past three years. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by AutoCyte, are in conformity with the requirements of all leases or other agreements to which AutoCyte is a party and are valid and enforceable in accordance with their terms. All premiums due under such policies and binders have been paid, and AutoCyte is not in default with respect to any provision contained in any such policy or binder nor has AutoCyte failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. AutoCyte has not received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy or binder. Correct and complete copies of certificates of insurance with respect to all such policies and binders have been provided by AutoCyte to NeoPath.

     3.23 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of AutoCyte or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by AutoCyte or Merger Sub.

     3.24 Hazardous Materials. Neither AutoCyte nor Merger Sub has generated, used or handled any Hazardous Materials (as defined below), nor has AutoCyte or Merger Sub treated, stored or disposed of any Hazardous Materials at any site owned or leased at any time by AutoCyte or Merger Sub or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility, except in compliance with all applicable laws. To the knowledge of AutoCyte, no other person has generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by AutoCyte or Merger Sub at any time or at any site in which AutoCyte or Merger Sub presently holds a mortgage or similar interest, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. Neither AutoCyte nor Merger Sub presently operates or leases, nor has either operated or leased, any site on which underground storage tanks are or were located and which tanks are the responsibility of AutoCyte or Merger Sub to operate. To the best knowledge of AutoCyte, without investigation, no lien has been imposed by any governmental agency in connection with the presence of any Hazardous Materials on any property, facility, machinery, or equipment operated or leased by AutoCyte or Merger Sub or in which AutoCyte or Merger Sub holds any mortgage, lien, or similar interest. For purposes of this Section 3.24, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901, or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec. 9601, but excludes ordinary and customary materials in quantities reasonably required to be used by AutoCyte in the ordinary course of AutoCyte's business.

     3.25 Registration Statement; Proxy Statement. The information supplied or to be supplied by AutoCyte specifically for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 4.9 below) to be filed with the SEC by AutoCyte in connection with the issuance of AutoCyte Common Stock in the Merger will not, at the time the Registration Statement becomes effective under the

Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement (as defined in Section 4.9 below) will not, at the date it is first mailed to the stockholders of AutoCyte and at the time of the special meeting of stockholders of AutoCyte held pursuant to Section 4.11 hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding this Section 3.25, no representation or warranty is made by AutoCyte with respect to statements made or incorporated by reference therein based on information supplied by NeoPath specifically for inclusion or incorporation by reference in the Proxy Statement.

     3.26 Opinion of Financial Adviser. AutoCyte has received the opinion of Warburg Dillon Read LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger is fair from a financial point of view to the holders of AutoCyte Common Stock (other than NeoPath and its affiliates), a signed copy of which opinion has been or will promptly be delivered to NeoPath.

     3.27 Accounting Matters. To the best knowledge of AutoCyte, neither AutoCyte nor any of its affiliates has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

     3.28 Full Disclosure. No representation, warranty or statement of AutoCyte or Merger Sub made in this Agreement or in any Exhibit or the AutoCyte Disclosure Schedule attached hereto or in any document, statement or certificate furnished to NeoPath pursuant to this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.

                     SECTION 4 -- COVENANTS AND AGREEMENTS

     The parties covenant and agree as follows:

     4.1 Conduct of NeoPath Business. Except with the prior written consent of AutoCyte and except as otherwise contemplated herein or as set forth in the NeoPath Disclosure Schedule, during the period from the date hereof to the Closing Date, NeoPath shall observe the following covenants:

     (a) Affirmative Covenants Pending Closing.  NeoPath will:

          (i) Preservation of Personnel. Use all reasonable efforts to preserve intact their business organizations and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

          (ii) Insurance. Use all reasonable efforts to keep in effect all insurance coverage that was in force as of March 31, 1999, including, but not limited to (A) policies insuring loss or destruction of, or damage to, property, (B) third party liability policies such as, but not limited to, commercial general liability, automobile liability, employers liability, and umbrella liability, (C) workers compensation insurance, (D) directors and officers liability, (E) policies insuring employees for health, dental, life and accident benefits on a group basis;

          (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use all reasonable efforts to preserve their businesses, advertise, promote and market their services, keep their properties intact, preserve their goodwill and maintain all physical properties in good operating condition;

          (iv) Intellectual Property Rights. Use all reasonable efforts to preserve and protect the NeoPath Proprietary Rights; and

          (v) Ordinary Course of Business. Operate their businesses diligently and in the ordinary course.

     (b) Negative Covenants Pending Closing.  NeoPath will not:

          (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any encumbrance on, any of their assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed herein or permitted under Section 2.18;

          (ii) Liabilities. (A) voluntarily incur any obligation or liability other than in the ordinary course of their business (provided that NeoPath may incur reasonable and appropriate expenses in connection with this transaction), (B) incur any indebtedness for borrowed money or enter into any contracts or commitments involving payments by NeoPath of $50,000 or more, other than purchase orders or commitments for inventory materials and supplies in the ordinary course of business;

          (iii) Compensation. (A) change the compensation or fringe benefits of any officer, director or employee, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director or employee of NeoPath other than changes required by law to maintain the tax-qualified status of any Plan or as otherwise required by law;

          (iv) Capital Stock. (A) Grant or accelerate the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock, (C) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or (D) issue any shares of its capital stock, except upon the exercise of options outstanding on the date hereof;

          (v) Articles of Incorporation and Bylaws. Amend the Articles of Incorporation or Bylaws of NeoPath;

          (vi) Acquisitions. Acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or acquire any material amount of assets or property other than in the ordinary course of NeoPath's business;

          (vii) Material Agreements. Enter into or modify any material agreement with any other person or entity (other than agreements in the ordinary course of its business involving payments by NeoPath of less than $50,000); or

          (viii) Other. Agree in writing or otherwise to take any of the actions described in this Section 4.1(b).

     4.2 Conduct of AutoCyte Business. Except with the prior written consent of NeoPath and except as otherwise contemplated herein or as set forth in the AutoCyte Disclosure Schedule, during the period from the date hereof to the Closing Date, AutoCyte and Merger Sub shall observe the following covenants:

     (a) Affirmative Covenants Pending Closing. Each of AutoCyte and Merger Sub will:

          (i) Preservation of Personnel. Use all reasonable efforts to preserve intact their business organizations and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

          (ii) Insurance. Use all reasonable efforts to keep in effect all insurance coverage that was in force as of March 31, 1999, including, but not limited to (A) policies insuring loss or destruction of, or damage to, property, (B) third party liability policies such as, but not limited to, commercial general liability, automobile liability, employers liability, and umbrella liability, (C) workers compensation insurance, (D) directors and officers liability, (E) policies insuring employees for health, dental, life and accident benefits on a group basis;

          (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use all reasonable efforts to preserve their businesses, advertise, promote and market their services, keep their properties intact, preserve their goodwill and maintain all physical properties in good operating condition;

          (iv) Intellectual Property Rights. Use all reasonable efforts to preserve and protect the AutoCyte Proprietary Rights; and

          (v) Ordinary Course of Business. Operate its business diligently and in the ordinary course.

     (b) Negative Covenants Pending Closing. Neither AutoCyte nor Merger Sub will:

          (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any encumbrance on, any of its assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed herein or of the type permitted under
     Section 3.18;

          (ii) Liabilities. (A) voluntarily incur any obligation or liability other than in the ordinary course of their business (provided that AutoCyte may incur reasonable and appropriate expenses in connection with this transaction), (B) incur any indebtedness for borrowed money or enter into any contracts or commitments involving payments by AutoCyte of $50,000 or more, other than purchase orders or commitments for inventory materials and supplies in the ordinary course of business;

          (iii) Compensation. (A) Change the compensation or fringe benefits of any officer, director or employee, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director or employee of AutoCyte other than changes required by law to maintain the tax-qualified status of any Plan or as otherwise required by law;

          (iv) Capital Stock. (A) Grant or accelerate the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock, (C) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or (D) issue any shares of its capital stock, except (i) upon the exercise of options outstanding on the date hereof or (ii) in connection with the consummation of the transaction contemplated by the Asset Purchase Agreement dated as of March 25, 1999 (the "Asset Purchase Agreement") between AutoCyte and Neuromedical Systems, Inc. ("NSI");

          (v) Certification of Incorporation and ByLaws. Amend the Certification of Incorporation or Bylaws of AutoCyte;

          (vi) Acquisitions. Acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or acquire any material amount of assets or property other than (i) the acquisition of the certain assets of NSI that are the subject of the Asset Purchase Agreement or (ii) an acquisition (by stock or asset purchase, merger or otherwise) of Cell Analysis Systems, Inc. or other acquisitions in the ordinary course of AutoCyte's business;

          (vii) Material Agreements. Enter into or modify any material agreement with any other person or entity, other than in the ordinary course of its business; or

          (viii) Other. Agree in writing or otherwise to take any of the actions described in this Section 4.2(b).

     4.3 Nasdaq Listing. AutoCyte shall take such actions as may be necessary to cause the shares of AutoCyte Common Stock to be issued hereunder to be approved for quotation on the Nasdaq National Market.

     4.4 Corporate Examinations and Investigations. Prior to the Effective Time, each of AutoCyte and NeoPath shall be entitled, through its employees and representatives, to have such access to the assets, properties, business, books, records and operations of the other as AutoCyte or NeoPath, as the case may be, shall reasonably request in connection with such party's investigation of the other with respect to the transaction contemplated hereby. Any such investigation or examination shall be conducted at reasonable times and the party being investigated shall cooperate fully therein. For the purposes of this Agreement, actual knowledge shall mean the conscious knowledge of the executive officers of a party who have given substantive attention to this transaction. In order that each of AutoCyte and NeoPath may have full opportunity to make such investigation, the party being investigated shall furnish the representatives of the other during such period with all such information and copies of such documents concerning the affairs of the party being investigated as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

     4.5  Agreement not to Entertain Other Offers.

     (a) In consideration of the efforts and expenses undertaken by both parties in pursuing the Merger and other valuable consideration, the receipt and adequacy of which are acknowledged, AutoCyte and NeoPath agree that until the Closing Date or until this Agreement is otherwise terminated pursuant to Section 8, neither AutoCyte nor NeoPath nor any of their authorized representatives shall:

          (i) directly or indirectly, solicit any proposal relating to the acquisition by another party of all or any portion of the capital stock of such company or substantially all of the assets of such company (whether by merger or otherwise);

          (ii) directly or indirectly, engage in any discussions or negotiations with any other party regarding any such acquisition, or otherwise encourage or facilitate any efforts by any other party to engage in such an acquisition; or

          (iii) sell, transfer or dispose of all or any portion of the capital stock of such company or substantially all of the assets of such company (whether by merger or otherwise);

including, without limitation, furnishing to any other person information with respect to, any effort or attempt by any other person to do or to seek any such transaction identified in any of the foregoing clauses (i) through (iii); provided, however, that, notwithstanding the foregoing, each of AutoCyte and NeoPath and its authorized representatives may participate in discussions or negotiations with, provide information to, and consummate a transaction with, a third party that would otherwise be prohibited by this section, if (A) such discussions or negotiations had been commenced prior to the date hereof or if commenced after the date hereof, were not solicited by or on behalf of such company and (B) such discussions or negotiations were being continued or initiated after the Board of Directors of such company determines in good faith (after consultation with independent counsel, which may be the company's regular outside counsel) that such action is necessary for such Board to comply with its fiduciary duties to its stockholders under applicable law.

     (b) AutoCyte and NeoPath each agree to inform the other orally and in writing in reasonable detail (including without limitation the applicable terms and conditions and identity of the other person) within one business day of receipt of any offer, proposal or inquiry relating to any of the transactions identified in Section 4.5(a) and of any modification thereof or any proposed agreement and to promptly furnish to the other copies of any written communications or documents received with respect to the foregoing.

     4.6 Authorization from Others. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated by this Agreement, including without limitation all consents required from third parties who have contractual relationships with NeoPath.

     4.7 Consummation of Agreement. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. Without limiting the generality of the foregoing, each party shall (i) use all reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and
(ii) (A) use all reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and
(B) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     4.8 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     4.9 Joint Proxy Statement/Prospectus; Registration Statement. As soon as practicable after the date of this Agreement, AutoCyte and NeoPath shall jointly prepare and file with the SEC, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary joint proxy materials relating to the special meetings of the stockholders of NeoPath and AutoCyte held in accordance with Sections 4.10 and 4.11 hereof, respectively, and as required by the Exchange Act, and a Registration Statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the shares of AutoCyte Common Stock to be issued in the Merger. Each of AutoCyte and NeoPath shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. AutoCyte shall also use all reasonable efforts to qualify the shares of AutoCyte Common Stock to be issued in the Merger under the securities or "blue sky" laws of every state necessary to offer and issue the shares of AutoCyte Common Stock issuable pursuant to Section 1.6(a) to the stockholders of NeoPath at the Closing, except any such state with respect to which counsel for AutoCyte has determined that such qualification is not required under the securities or "blue sky" laws of such state, and except that in no event shall AutoCyte be obligated to qualify as a foreign corporation or to execute a general consent to service of process in any state in which it has not previously so qualified or has not previously so consented. The joint proxy statement/prospectus included in the Registration Statement at the time it initially is mailed to the stockholders of AutoCyte and shareholders of NeoPath and all duly filed supplements, amendments or revisions made thereto, if any, similarly mailed are hereinafter referred to as the "Proxy Statement." No filing of, or amendment or supplement to, the Registration Statement will be made by AutoCyte, or the Proxy Statement will be made by NeoPath or AutoCyte, without providing the other party the opportunity to review and comment thereon. If, at any time prior to the Effective Time, any event relating to either AutoCyte or NeoPath or any of its affiliates, officers or directors is discovered that is required to be set forth in an amendment to the Registration Statement or filings under blue sky laws or a supplement to the Proxy Statement, such party will promptly inform the other party, and such amendment or supplement will be promptly filed with the SEC and appropriate state securities administrators and disseminated to the stockholders of AutoCyte and NeoPath, to the extent required by applicable federal and state securities laws.

     4.10 NeoPath Stockholder Meeting. NeoPath, acting through its Board of Directors, shall, in accordance with applicable law and its Articles of Incorporation and Bylaws:

          (a) at a special meeting of stockholders of NeoPath and at any adjournment thereof, submit to the stockholders a proposal to consider and act on this Agreement to obtain such approval required under the WBCA for the consummation of the transactions contemplated hereby;

          (b) include in the Proxy Statement to be delivered to the stockholders of NeoPath soliciting their approval of the transactions contemplated hereby the recommendation of its Board of Directors that the stockholders vote in favor of the adoption of this Agreement; and

          (c) use all reasonable efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement, (ii) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effectiveness of the Registration Statement and
     (iii) to obtain the necessary approvals by its stockholders of the transactions contemplated hereby.

     4.11 AutoCyte Stockholder Meeting. AutoCyte, acting through its Board of Directors, shall, in accordance with applicable law and its Certificate of Incorporation and Bylaws:

          (a) at a special meeting of stockholders of AutoCyte and at any adjournment thereof, submit to the stockholders a proposal to obtain such approval required pursuant to the Nasdaq Market Rules;

          (b) include in the Proxy Statement to be delivered to the stockholders of AutoCyte soliciting their approval of this Agreement and the transactions contemplated hereby the recommendation of its Board of Directors that the stockholders vote in favor of such transactions; and

          (c) use all reasonable efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement, (ii) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effectiveness of the Registration Statement and
     (iii) to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the transactions contemplated hereby.

     4.12 Public Announcements and Confidentiality. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of AutoCyte and NeoPath, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law or any listing agreement with a national security exchange or the Nasdaq National Market. The parties acknowledge that AutoCyte and NeoPath have previously executed a Confidentiality/Non-Disclosure Agreement, dated April 29, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as is necessary to comply with the terms of this Agreement.

     4.13 NeoPath Affiliate Agreements. Set forth on Section 4.13 of the NeoPath Disclosure Schedule is a list of those persons who, at the time of the vote of NeoPath's stockholders on the Merger, NeoPath believes may be "affiliates" of NeoPath within the meaning of Rule 145 under the Securities Act or applicable SEC accounting releases with respect to "pooling of interests" accounting treatment. NeoPath shall use all reasonable efforts to provide AutoCyte with such information as AutoCyte shall reasonably request for purposes of reviewing such list. NeoPath shall use its best efforts to deliver or cause to be delivered to AutoCyte promptly after the date hereof from each of the affiliates listed in Section 4.13 of the NeoPath Disclosure Schedule an Affiliate Agreement in substantially the form attached as Exhibit C hereto (the "NeoPath Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. AutoCyte will be entitled to place appropriate legends on the certificates evidencing any AutoCyte Common Stock to be received by any such affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the AutoCyte Common Stock, consistent with the terms of the Affiliate Agreement.

     4.14 AutoCyte Affiliate Agreements. Set forth on Section 4.14 of the AutoCyte Disclosure Schedule is a list of those persons who, at the time of the vote of AutoCyte's stockholders on the Merger, AutoCyte believes may be "affiliates" of AutoCyte within the meaning of applicable SEC accounting releases with respect to "pooling of interests" accounting treatment. AutoCyte shall use all reasonable efforts to provide NeoPath with such information as NeoPath shall reasonably request for purposes of reviewing such list. AutoCyte shall use its best efforts to deliver or cause to be delivered to NeoPath promptly after the date hereof from each of the affiliates listed in Section
4.14 of the AutoCyte Disclosure Schedule an Affiliate Agreement in substantially the form attached as Exhibit D hereto (the "AutoCyte Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time.

     4.15 AutoCyte SEC Filings. Until the Closing Date, AutoCyte shall furnish NeoPath with a copy of each periodic or current report filed by AutoCyte under the Exchange Act promptly after filing the same. All filings made by AutoCyte after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.16 NeoPath SEC Filings. Until the Closing Date, NeoPath shall furnish AutoCyte with a copy of each periodic or current report filed by NeoPath under the Exchange Act promptly after filing the same. All filings made by NeoPath after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.17  Stock Options; Employee Stock Purchase Plan.

     (a) At the Effective Time, each outstanding option to purchase shares of NeoPath Common Stock (each a "NeoPath Stock Option") under the NeoPath Stock Option Plans, whether or not exercisable, will be assumed by AutoCyte. Each NeoPath Stock Option so assumed by AutoCyte under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable NeoPath Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each NeoPath Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of AutoCyte Common Stock equal to the product of the number of shares of NeoPath Common Stock that were issuable upon exercise of such NeoPath Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of AutoCyte Common Stock, and (ii) the per share exercise price for the shares of AutoCyte Common Stock issuable upon exercise of such assumed NeoPath Stock Option will be equal to the quotient determined by dividing the exercise price per share of NeoPath Common Stock at which such NeoPath Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, AutoCyte will issue to each holder of an outstanding NeoPath Stock Option a notice describing the foregoing assumption of such NeoPath Stock Option by AutoCyte.

     (b) It is the intention of the parties that NeoPath Stock Options assumed by AutoCyte qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent NeoPath Stock Options qualified as incentive stock options immediately prior to the Effective Time; and that notwithstanding anything contained in Section 1.6(a)(ii) or Section 4.17 hereof, or any other provision of this Agreement, the exercise price, the number of shares purchasable and the terms and conditions applicable to any NeoPath Stock Options shall be determined so as to comply with Sections 422 and 424 of the Code and the regulations promulgated thereunder.

     (c) The Board of Directors of NeoPath shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the NeoPath Stock Options for purposes of Section 16(b) of the Exchange Act. The Board of Directors of AutoCyte shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase AutoCyte Common Stock under the NeoPath Stock Options (as converted pursuant to this Section 4.17) for purposes of Section 16(b) of the Exchange Act.

     (d) AutoCyte will reserve sufficient shares of AutoCyte Common Stock for issuance under Section 4.17(a) and under Section 1.6(a)(ii) hereof.

     (e) NeoPath shall not commence any offering under its Employee Stock Purchase Plan after the date hereof.

     4.18 AutoCyte Form S-8. AutoCyte agrees to file a registration statement on Form S-8 for the shares of AutoCyte Common Stock issuable with respect to the assumed NeoPath Stock Options no later than three business days after the Effective Time and shall keep such registration statement effective for so long as any such NeoPath Stock Options remain outstanding.

     4.19 FIRPTA. At or prior to the Closing, NeoPath, if requested by AutoCyte and in a form specified by AutoCyte, shall deliver to the IRS a notice that the NeoPath Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

     4.20 Notification of Certain Matters. AutoCyte will give prompt notice to NeoPath, and NeoPath will give prompt notice to AutoCyte, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (b) any material failure of AutoCyte or NeoPath, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

     4.21 Tax-Free Reorganization. AutoCyte and NeoPath will each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. AutoCyte and NeoPath will each make available to the other party and their respective legal counsel copies of all Returns reasonably requested by the other party. AutoCyte and NeoPath will make such representations as reasonably requested by legal counsel for the purpose of rendering the opinions contemplated by Section 5.7.

     4.22 Indemnification. (a) From and after the Effective Time, AutoCyte shall fulfill and honor in all respects the obligations of NeoPath to indemnify each person who is or was a director or officer (an "Indemnified Party") of NeoPath pursuant to any indemnification provisions of NeoPath's Articles of Incorporation or Bylaws as each is in effect on the date hereof.

     (b) For a period of six years after the Effective Time, AutoCyte shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by NeoPath with respect to the Indemnified Parties (provided that AutoCyte may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Indemnified parties than such existing insurance) covering acts or omissions occurring prior to the Effective Time; provided, that AutoCyte shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of the current annual premium paid by NeoPath for its existing coverage or, alternatively, a single payment in excess of six times the current annual premium paid by NeoPath for its existing coverage (the "Cap"); and provided, further, that if existing coverage cannot be maintained or equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, AutoCyte shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. The current annual premium paid by NeoPath for its existing coverage is set forth in Section 4.22(a) of the NeoPath Disclosure Schedule.

     (c) This Section 4.22 shall survive the closing of all the transactions contemplated hereby, is intended to benefit the Indemnified Parties and their respective heirs and personal representatives to the extent that the provisions of NeoPath's Articles of Incorporation or Bylaws and NeoPath's current officers' and directors' liability insurance benefit such individuals (each of which shall be entitled to enforce this Section 4.22 against AutoCyte as a third-party beneficiary of this Agreement to such extent).

     4.23 Pooling of Interests. Each of AutoCyte and NeoPath shall use all reasonable efforts to cause the transaction contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and AutoCyte's and NeoPath's respective management's conclusion that such accounting treatment is appropriate for the Merger to be concurred with by each of AutoCyte's and NeoPath's auditors and by the SEC, respectively, and neither AutoCyte nor NeoPath shall voluntarily take any action that would cause such accounting treatment not to be obtained.

     4.24 Letters of AutoCyte's and NeoPath's Accountants. (a) AutoCyte shall use all reasonable efforts to cause its independent public accountants to deliver to NeoPath a letter, dated a date within two business days before the Closing Date, addressed to NeoPath, in form and substance reasonably satisfactory to NeoPath and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. AutoCyte shall also provide reasonable cooperation to each of AutoCyte's and NeoPath's independent public accountants to enable them to issue the letters referred to in Section 5.7.

     (b) NeoPath shall use all reasonable efforts to cause its independent public accountants to deliver to AutoCyte a letter, dated a date within two business days before the Closing Date, addressed to AutoCyte, in form and substance reasonably satisfactory to AutoCyte and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. NeoPath shall also provide reasonable cooperation to each of NeoPath's and AutoCyte's independent public accountants to enable them to issue the letters referred to in Section 5.7.

     4.25 Employee Benefit Plans; Existing Agreement. (a) As soon as practicable after the Effective Time (the "Benefits Date"), AutoCyte shall provide, or cause to be provided, to each employee of NeoPath employee benefit plans, programs and arrangements that are the same as those made generally available to similarly situated non-represented employees of AutoCyte who are hired by AutoCyte after December 31, 1998. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of NeoPath) (the "Continuation Period"), AutoCyte shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of NeoPath provided to employees of NeoPath as of the date hereof.

     (b) With respect to each benefit plan, program practice, policy or arrangement maintained by AutoCyte (the "AutoCyte Plans") in which employees of NeoPath subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of benefits), service with NeoPath (or predecessor employers to the extent NeoPath provides past service credit) shall be treated as service with AutoCyte; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each AutoCyte Plan shall waive pre-existing condition limitations to the same extent waived under the applicable NeoPath benefit plan. NeoPath employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductible, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the AutoCyte Plan.

              SECTION 5 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

     The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

     5.1 Stockholder Approvals. All required approvals of the stockholders of NeoPath, AutoCyte and Merger Sub shall have been obtained.

     5.2 Government Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, any governmental or regulatory authority, domestic or foreign, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on AutoCyte or NeoPath, assuming the Merger had taken place, shall have been obtained, made or occurred.

     5.3 Absence of Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any governmental entity (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on AutoCyte or NeoPath, as applicable; provided, that each of the parties shall have used all reasonable efforts to prevent the entry of any such restraints and to appeal as promptly as possible any such restraints that may be entered.

     5.4 Nasdaq Listing. The shares of AutoCyte Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

     5.5 Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC and there shall not be any stop order in effect with respect to the Registration Statement.

     5.6 Tax Opinions. AutoCyte and NeoPath each shall have received substantially identical written opinions from their counsel, Palmer & Dodge LLP and Perkins & Coie LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided that if the respective counsel to AutoCyte or NeoPath does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party.

     5.7 Pooling Letters. Each of AutoCyte and NeoPath shall have received letters, dated as of the Closing Date, in each case addressed to AutoCyte and NeoPath, from Ernst & Young LLP stating in substance that pooling of interests accounting is appropriate for the Merger under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

              SECTION 6 -- CONDITIONS PRECEDENT TO THE OBLIGATION
                      OF AUTOCYTE TO CONSUMMATE THE MERGER

     The obligation of AutoCyte to consummate the Merger is subject to the satisfaction or waiver by AutoCyte, at or before the Effective Time, of the following conditions:

     6.1 Representations, Warranties and Covenants. Each of the representations and warranties of NeoPath contained in this Agreement to the extent it is qualified by NeoPath Material Adverse Effect shall be true and correct and each of the representations and warranties to the extent it is not so qualified by NeoPath Material Adverse Effect shall be true and correct in all material respects, in each case, on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date). NeoPath shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time. AutoCyte shall have received from NeoPath a certificate, dated the Closing Date, to the foregoing effect signed on behalf of NeoPath by the Chief Executive Officer of NeoPath.

     6.2 NeoPath Affiliate Agreements. Except as set forth thereon, each of the individuals and entities listed on Section 4.13 of the NeoPath Disclosure Schedule shall have entered into a NeoPath Affiliate Agreement in the form attached hereto as Exhibit C, and such agreements are in full force and effect.

     6.3  Voting Agreement.  Each of the individuals and entities listed on
Section 4.13 of the NeoPath Disclosure Schedule shall have entered into a Voting Agreement with AutoCyte in the form attached hereto as Exhibit A, and such agreements shall be in full force and effect.

     6.4 Opinion of Counsel to NeoPath. AutoCyte shall have received a legal opinion from Perkins & Coie LLP, counsel to NeoPath, dated the Closing Date and in form and substance reasonably acceptable to Palmer & Dodge LLP, counsel to AutoCyte, as to the matters set forth in Exhibit E hereto.

     6.5 Merger Documents. NeoPath shall have executed and delivered the Merger Documents referred to in Section 1.2.

     6.6 Consents. NeoPath shall have received all necessary consents or waivers from the other parties to each contract, lease or agreement to which NeoPath is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a NeoPath Material Adverse Effect.

     6.7 Dissenting Shares. The Dissenting Shares shall not exceed five percent (5%) of the shares of the NeoPath Common Stock issued and outstanding or issuable on the Closing Date.

     6.8 Certificates. NeoPath shall have furnished AutoCyte with such documents and certificates as may be reasonably requested by AutoCyte.

              SECTION 7 -- CONDITIONS PRECEDENT TO THE OBLIGATION
                      OF NEOPATH TO CONSUMMATE THE MERGER

     The obligation of NeoPath to consummate the Merger is subject to the satisfaction or waiver by NeoPath, at or before the Effective Time, of the following conditions:

     7.1 Representations, Warranties and Covenants. Each of the representations and warranties of AutoCyte and Merger Sub contained in this Agreement to the extent it is qualified by AutoCyte Material Adverse Effect shall be true and correct and each of the representations and warranties to the extent it is not so qualified by AutoCyte Material Adverse Effect, shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date). AutoCyte shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. NeoPath shall have received from AutoCyte a certificate, dated the Closing Date, to the foregoing effect signed on behalf of AutoCyte by the Chief Executive Officer of AutoCyte.

     7.2 AutoCyte Affiliate Agreements. Except as set forth thereon, each of the individuals and entities listed on Section 4.14 of the AutoCyte Disclosure Schedule shall have entered into an AutoCyte Affiliate Agreement in the form attached hereto as Exhibit D, and such agreements are in full force and effect.

     7.3 Voting Agreement. Each of Richard Charpie, Robert Curry and James Powell shall have entered into a Voting Agreement with AutoCyte on behalf of himself and all other entities of which such individuals exercise voting control in the form attached hereto as Exhibit B, and such agreements shall be in full force and effect.

     7.4 Consents. AutoCyte shall have received all necessary consents or waivers from the other parties to each contract, lease or agreement to which AutoCyte is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have an AutoCyte Material Adverse Effect.

     7.5 Opinion of Counsel to AutoCyte. NeoPath shall have received a legal opinion from Palmer & Dodge LLP, counsel to AutoCyte, dated the Closing Date and in form and substance reasonably acceptable to Perkins & Coie LLP, counsel to NeoPath, as to the matters set forth in Exhibit F hereto.

     7.6 Certificates. AutoCyte shall have furnished NeoPath with such documents and certificates as may be reasonably requested by NeoPath.

                            SECTION 8 -- TERMINATION

     8.1 Termination. This Agreement may be terminated at any time on or prior to the Effective Time of the Merger, whether prior to or after approval by NeoPath's stockholders or AutoCyte's stockholders, as follows:

     (a) by AutoCyte or NeoPath if, without fault of the terminating party, the Closing Date shall not have occurred on or before November 30, 1999, which date may be extended by mutual consent of the parties;

     (b) by AutoCyte upon written notice to NeoPath if any representation or warranty made herein by NeoPath was not true and correct in all material respects when made or NeoPath has materially breached any covenant contained herein and has not cured such breach within ten (10) business days of receipt of written notice from AutoCyte or by the Closing Date, whichever occurs first;

     (c) by NeoPath upon written notice to AutoCyte if any representation or warranty of AutoCyte made herein was not true and correct in all material respects when made or AutoCyte has materially breached any covenant contained herein and has not cured such breach within ten (10) business days of receipt of written notice from NeoPath or by the Closing Date, whichever occurs first;

     (d) by AutoCyte or NeoPath if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable;

     (e) by AutoCyte or NeoPath if either the AutoCyte or NeoPath stockholders vote and fail to approve the Merger as required by the DGCL or WBCA, respectively;

     (f) by AutoCyte if NeoPath's Board of Directors (i) fails to include in the Proxy Statement its recommendation that NeoPath stockholders vote in favor of the adoption of this Agreement or (ii) withdraws its recommendation that stockholders vote in favor (other than in connection with exercising NeoPath's rights to terminate this Agreement pursuant to subsection (c) or (d) of this
Section 9.1);

     (g) by NeoPath if AutoCyte's Board of Directors (i) fails to include in the Proxy Statement its recommendation that AutoCyte stockholders vote in favor of the adoption of this Agreement or (ii) withdraws its recommendation that stockholders vote in favor (other than in connection with exercising AutoCyte rights to terminate this Agreement pursuant to Subsection (b) or (d) of this
Section 9.1);

     (h) at any time with the written consent of AutoCyte and NeoPath duly authorized by their respective Boards of Directors;

     (i) by AutoCyte, if there shall have occurred any event or condition that constitutes a NeoPath Material Adverse Effect since the date of this Agreement, which condition or event shall not have been ameliorated such that it is no longer a NeoPath Material Adverse Effect within ten (10) business days following receipt by NeoPath of notice from AutoCyte;

     (j) by NeoPath, if there shall have occurred any event or condition that constitutes an AutoCyte Material Adverse Effect since the date of this Agreement, which condition or event shall not have been ameliorated such that it is no longer an AutoCyte Material Adverse Effect within ten (10) business days following receipt by AutoCyte of notice from NeoPath;

     (k) by AutoCyte or NeoPath, in the event that it receives written notice from either Ernst & Young LLP or the SEC that, in the opinion of the entity giving such notice, the Merger will not qualify for pooling of interests accounting treatment;

     (l) by NeoPath, if the Board of Directors of NeoPath shall have, pursuant to Section 4.5, recommended or resolved to recommend to the shareholders of NeoPath a proposal for an Alternative Transaction (as defined in Section 8.3(d)) under circumstances where the Board of Directors determines in good faith (after consultation with legal counsel, which may be NeoPath's regular outside counsel) that acceptance of such proposal is necessary for such Board to comply with its fiduciary duties to its stockholders under applicable law, but only after the third business day following AutoCyte's receipt of written notice advising AutoCyte that such Board is prepared to accept a proposal for an Alternative Transaction and identifying the terms of the Alternative Transaction and the Person making the proposal for an Alternative Transaction and NeoPath makes the payment required pursuant to Section 8.3 of this Agreement; and

     (m) by AutoCyte, if the Board of Directors of AutoCyte shall have, pursuant to Section 4.5, recommended or resolved to recommend to the shareholders of AutoCyte a proposal for an Alternative Transaction (as defined in Section 8.3(d)) under circumstances where the Board of Directors determines in good faith (after consultation with legal counsel, which may be AutoCyte's regular outside counsel) that acceptance of such proposal is necessary for such Board to comply with its fiduciary duties to its stockholders under applicable law, but only after the third business day following NeoPath's receipt of written notice advising NeoPath that such Board is prepared to accept a proposal for an Alternative Transaction and identifying the terms of the Alternative Transaction and the Person making the proposal for an Alternative Transaction and AutoCyte makes the payment required pursuant to Section 8.3 of this Agreement.

     8.2 Notice of Termination; Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without further obligation on the part of any party, its directors, officers or stockholders following the date of such termination other than the provisions of this Section 8.2, Section 8.3 and Section 9 (Miscellaneous); provided, however, that nothing herein shall relieve any party from liability for the willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided further, however, that if either party has received the fee contemplated by Section 8.3(b) or (c), the party receiving such fee shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the party paying such fee or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of a proposal for a Alternative Transaction or the exercise of the right of the party paying such fee to terminate this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3  Fees and Expenses.

     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that AutoCyte and NeoPath shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto. Notwithstanding the foregoing, in order to induce the other party to enter into this Agreement and to reimburse the other party for its costs and expenses and loss of other opportunities related to negotiating and entering into this Agreement and investigating the desirability of and seeking to consummate the transactions contemplated by this Agreement, AutoCyte and NeoPath agree to make cash payments to each other in the circumstances, and in the amounts, set forth in Sections 8.3(b) and (c).

     (b) NeoPath shall pay AutoCyte a termination fee in an amount equal to the sum of (x) two million eight hundred thousand dollars ($2,800,000) and (y) all of AutoCyte's fees and expenses reasonably incurred in connection with this Agreement and the transactions contemplated hereby, upon the earliest to occur of the following events:

          (i) the termination of this Agreement by NeoPath pursuant to Section 8.1(l);

          (ii) the termination of this Agreement by AutoCyte pursuant to Section 8.1(e) (but only if the AutoCyte stockholders shall have approved the Merger as required by the DGCL and the WBCA) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of NeoPath at the NeoPath stockholders' meeting if, at the time of such failure,

             (A) there shall have been announced or commenced an Alternative Transaction (as defined in Section 8.3(d)) and NeoPath shall have either
        (x) executed an agreement to engage in the same or (y) the NeoPath Board of Directors shall not have recommended against such Alternative Transaction affirmatively or, if the NeoPath Board of Directors has recommended against such Alternative Transaction, the NeoPath Board of Directors shall have withdrawn such recommendation against such Alternative Transaction or modified such recommendation in a manner adverse to AutoCyte, or

             (B) there shall have been announced or commenced an Alternative Transaction (as defined in Section 8.3(d)) and (x) NeoPath shall have engaged in, or entered into an agreement to engage in, an Alternative Transaction with such Third Party or any affiliate thereof within twelve months after the date of the NeoPath stockholders' meeting or (y) the NeoPath Board of Directors shall have recommended an Alternative Transaction with the Third Party proposing such Alternative Transaction or any affiliate thereof within twelve months after the date of the NeoPath stockholders' meeting; or

          (iii) the termination of this Agreement by AutoCyte pursuant to
     Section 8.1(f) if before such termination or within twelve months thereafter NeoPath shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction.

The expenses and fees, if applicable, payable pursuant to this Section 8.3(b) shall be paid within five business days after the first to occur of the events described in clauses (ii) or (iii) and prior to the exercise by NeoPath of its rights as described in clause (i); provided that, (I) despite the foregoing provision, if NeoPath is obligated to pay a termination fee to AutoCyte pursuant to Section 8.3(b)(ii)(B) or 8.3(b)(iii), then the fees payable by NeoPath to AutoCyte pursuant to Section 8.3(b)(ii) or 8.3(b)(iii) shall be paid within five business days after the occurrence of the transaction or recommendation occurring or continuing after the NeoPath stockholders' meeting which gives rise to the rights to receive the termination fee and (II) in no event shall NeoPath be required to pay any expenses or termination fees to AutoCyte if, immediately prior to the termination of this Agreement, AutoCyte was in breach of any of its material obligations under this Agreement.

     (c) AutoCyte shall pay NeoPath a termination fee in an amount equal to the sum of (x) two million eight hundred thousand dollars ($2,800,000) and (y) all of NeoPath's fees and expenses reasonably incurred in connection with this Agreement and the transactions contemplated hereby, upon the earliest to occur of the following events:

          (i) the termination of this Agreement by AutoCyte pursuant to Section 8.1(m);

          (ii) the termination of this Agreement by NeoPath pursuant to Section 8.1(e) (but only if the NeoPath stockholders shall have approved the Merger as required by the DGCL and the WBCA) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of AutoCyte at the AutoCyte stockholders' meeting if, at the time of such failure,

             (A) there shall have been announced or commenced an Alternative Transaction (as defined in Section 8.3(d)) and AutoCyte shall have either (x) executed an agreement to engage in the same or (y) the AutoCyte Board of Directors shall not have recommended against such Alternative Transaction affirmatively or, if the AutoCyte Board of Directors has recommended against such Alternative Transaction, the AutoCyte Board of Directors shall have withdrawn such recommendation against such Alternative Transaction or modified such recommendation in a manner adverse to NeoPath, or

             (B) there shall have been announced or commenced an Alternative Transaction (as defined in Section 8.3(d)) and (x) AutoCyte shall have engaged in, or entered into an agreement to engage in, an Alternative Transaction with such Third Party or any affiliate thereof within twelve months after the date of the AutoCyte stockholders' meeting or
          (y) the AutoCyte Board of Directors shall have recommended an Alternative Transaction with the Third Party proposing such Alternative Transaction or any affiliate thereof within twelve months after the date of the AutoCyte stockholders' meeting; or

          (iii) the termination of this Agreement by NeoPath pursuant to Section 8.1(g) if before such termination or within twelve months thereafter AutoCyte shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction.

The expenses and fees, if applicable, payable pursuant to this Section 8.3(c) shall be paid within five business days after the first to occur of the events described in clauses (ii) or (iii) and prior to the exercise by AutoCyte of its rights as described in clause (i); provided that, (I) despite the foregoing provision, if AutoCyte is obligated to pay a termination fee to NeoPath pursuant to Section 8.3(b)(ii)(B) or 8.3(b)(iii), then the fees payable by AutoCyte to NeoPath pursuant to Section 8.3(b)(ii) or 8.3(b)(iii) shall be paid within five business days after the occurrence of the transaction or recommendation occurring or continuing after the AutoCyte stockholders' meeting which gives rise to the rights to receive the termination fee and (II) in no event shall AutoCyte be required to pay any expenses or termination fees to NeoPath if, immediately prior to the termination of this Agreement, NeoPath was in breach of any of its material obligations under this Agreement.

     (d) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than AutoCyte or NeoPath, or either of their respective affiliates (a "Third Party"), acquires more than 15% of the outstanding shares of AutoCyte Common Stock or NeoPath Common Stock, as applicable, pursuant to a tender offer or exchange offer of otherwise, (ii) a merger or other business combination involving either AutoCyte or NeoPath, as applicable, pursuant to which any Third Party acquires more than 15% of the outstanding equity securities of AutoCyte or NeoPath, as applicable, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets of AutoCyte or NeoPath having a fair market value (as determined by the Board of Directors of AutoCyte or NeoPath, as applicable, in good faith) equal to more than 15% of the fair market value of all the assets of AutoCyte or NeoPath, as applicable, immediately prior to such transaction ("Material Assets"), or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                           SECTION 9 -- MISCELLANEOUS

     9.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

     (a)  if to AutoCyte or Merger Sub, to:

          AutoCyte, Inc.
          780 Plantation Drive
          Burlington, NC 27215
          Attention: President
          Tel: (336) 222-9707
          Fax: (336) 513-0411

     with a copy to:

          Palmer & Dodge LLP
          One Beacon Street
          Boston, Massachusetts 02108
          Attention: Steven N. Farber
                     Marc A. Rubenstein
          Tel: (617) 573-0100
          Fax: (617) 227-4420

     (b)  if to NeoPath, to:

          NeoPath, Inc.
          8271 154th Avenue NE
          Redmond, WA 98052
          Attention: President
          Tel: (425) 869-7284
          Fax: (425) 556-3064

     with a copy to:

          Perkins & Coie LLP
          1201 Third Avenue, 40th Floor
          Seattle, WA 98101-3099
          Attention: Michael E. Stansbury
          Tel: (206) 583-8888
          Fax: (206) 583-8500

          Any party may by notice given in accordance with this Section 9.1 to the other parties designate another address or person for receipt of notices hereunder.

     9.2 Amendment. This Agreement may not be amended except by an instrument signed by each party hereto.

     9.3 Waiver. At any time prior to the Effective Time, any party hereto may, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

     9.4 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement.

     9.5 Governing Law. This Agreement is governed by the laws of the State of Delaware without regard to its conflict of law provisions.

     9.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     9.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     9.9 Exhibits and Disclosure Schedules. The Exhibits and Disclosure Schedules are a part of this Agreement as if fully set forth herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first stated above.

                                            AUTOCYTE, INC.

                                            By /s/ James B. Powell
                                               ---------------------------------
                                            Name: James B. Powell
                                            Title: President and Chief Executive
                                            Officer

                                            NEOPATH, INC.

                                            By /s/ Alan C. Nelson
                                               ---------------------------------
                                            Name: Alan C. Nelson
                                            Title: Chairman

                                            TRILOGY ACQUISITION CORPORATION

                                            By /s/ James B. Powell
                                               ---------------------------------
                                            Name: James B. Powell
                                            Title: President